EXHIBIT 2.1

ASSET PURCHASE AGREEMENT
by and among
PerfX Wireline Services, LLC,
Bravo Wireline, LLC,
solely for purposes of
Section 1.2(b)(i), Section 1.3, Article III, Section 4.1, Section 4.13 and Article VII,
Ranger Energy Services, Inc.
and solely for purposes of
Section 4.6, Article VI (as applicable) and Article VII,
each of Charlie Thomas, Shelby Sullivan, Jeff Thomas, Jimmie Hayes
July 8, 2021

TABLE OF CONTENTS
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EXHIBITS:
Exhibit A:    Form of Bill of Sale
Exhibit B:     Form of PPP Escrow Agreement
Exhibit C:    Form of Intellectual Property Assignment Agreement
Exhibit D:    Form of Seller Note
Exhibit E:     Form of Seller Warrant
Exhibit F:    From of Guaranty Agreement
Exhibit G:    Allocation Methodologies
Exhibit H:    Form of Security Agreement
Exhibit I:     Form Purchasing Agreement
Exhibit J:     Form of Transition Services Agreement

EXHIBIT 2.1
ASSET PURCHASE AGREEMENT
THIS ASSET PURCHASE AGREEMENT (this “Agreement”), dated as of July 8, 2021, is by and among, PerfX Wireline Services, LLC, a Nevada limited liability company (“Seller”) Bravo Wireline, LLC, a Delaware limited liability company (“Purchaser”), solely for the purposes of Section 1.2(b)(i), Section 1.3, Article III, Section 4.1, Section 4.13 and Article VII, Ranger Energy Services, Inc., a Delaware corporation (“Parent”), and, solely for the purposes of Section 4.6, Article VI (as applicable) and Article VII, each of Charlie Thomas, an individual residing in Colorado, Shelby Sullivan, an individual residing in North Dakota, Jeff Thomas, an individual residing in Nevada, and Jimmie Hayes, an individual residing in North Dakota (collectively, the “Owners”). Seller, Purchaser and, solely for the foregoing specified purposes, the Parent and the Owners are sometimes referred to in this Agreement collectively as the “Parties” and each individually as a “Party.” Capitalized terms used in this Agreement are defined as set forth in Section 7.1 hereto.
WHEREAS, Seller is engaged in the businesses of (i) providing wireline perforating services and associated rental equipment and selling chemicals for use in the oil and gas industry (excluding the XConnect Business, collectively, the “Business”) and (ii) designing, contract manufacturing and selling that certain modular gun system for use in the oil and gas industry known as the “XConnect-gun system” (the “XConnect Business”);
WHEREAS, the Owners own, directly or indirectly, 100% of the equity interests of Seller and Parent owns, directly or indirectly, equity interests of Purchaser; and
WHEREAS, the Parties desire for Purchaser to purchase and accept the Purchased Assets and assume the Assumed Liabilities from Seller in consideration of the Transaction Consideration, on and subject to the terms and conditions set forth in this Agreement.
NOW, THEREFORE, in consideration of the mutual covenants, representations, and warranties made in this Agreement, and other good and valuable consideration, the receipt and sufficiency of which hereby are acknowledged, the Parties agree as follows:
Article I.
PURCHASE AND SALE OF ASSETS AND ASSIGNMENT AND ASSUMPTION OF LIABILITIES
a.Purchase and Sale.
i.Purchase and Sale of Assets. Subject to the terms and conditions of this Agreement, at the closing of the transactions contemplated hereby (the “Closing”), Seller shall sell, assign, transfer, convey, and deliver to Purchaser, and Purchaser shall purchase and accept from Seller, all right, title, and interest of Seller in and to all of its assets, properties, and rights of whatever kind, tangible and intangible, personal, real, and mixed, whether accrued, contingent, or otherwise, wherever located, in each case related to or used in the Business, other than the Excluded Assets (collectively, the “Purchased Assets”), including the following Purchased Assets:
1.all rights with respect to equipment, revenue-earning property, machinery, tooling, parts, supplies, Systems, furniture, furnishings, signage, vehicles, and other tangible personal property, including, but not limited to those assets listed in Section 1.1(a)(i) of the Disclosure Schedule;
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2.all rights under or related to any Contract to which Seller is a party, except those Contracts set forth in Section 1.1(b)(i) of the Disclosure Schedule (all Contracts other than such scheduled Contracts, the “Included Contracts”); provided that in the event any Contract of Seller that is required to be disclosed in Section 2.13(a) of the Disclosure Schedule is not so disclosed, Purchaser may at its sole discretion elect to exclude such Contract from the Purchased Assets in accordance with Section 1.1(b)(iv);
3.all rights under or related to non-competition, non-solicitation, and restrictive covenant agreements and arrangements, and all invention assignments and work made for hire provisions regarding Seller arising by operation of Law or Contract with respect to the relationship between Seller and any of Seller’s current or former employees or independent contractors, subject to Section 4.10;
4.all payment rights and other intangible assets, including those arising from customer relationships that are not embodied in complete written Contracts;
5.all of Seller’s customer and vendor lists, all of Seller’s files and documents (including credit information) relating to customers and vendors, and all of Seller’s equipment and revenue-earning property maintenance data, accounting records, copies of Tax records (including Tax Returns), Inventory records, sales and sales promotional data, advertising materials, cost and pricing information, business plans, reference catalogs, and any other such data and records, however stored; provided, however, that Seller shall be entitled to retain copies of any such materials which are necessary for, and may use such copies solely in connection with, their Tax, accounting or legal purposes and subject to the terms of this Agreement;
6.all rights relating to Intellectual Property, including with respect to the names “PerfX”, “PerfX Wireline” and “PerfX Wireline Services” (collectively, “Intellectual Property Rights”);
7.all refunds, credits, prepaid expenses, deferred charges, advance payments, security deposits, earnest deposits and prepaid items;
8.all telephone numbers, facsimile numbers, websites, email addresses, domain names, and any similar items;
9.all Inventory;
10.the notes receivable, accounts receivable, other receivables, cash and cash equivalents of Seller specifically set forth on Section 1.1(a)(x) of the Disclosure Schedule (the “Included Working Capital Assets”);
11.a copy of all Books and Records relating to the Purchased Assets (provided, however, that such records shall not include any of the Seller’s employment files or other books, records or files the sale, assignment, transfer or disclosure of which are prohibited by applicable Law or agreement);
12.to the extent their transfer is permitted by applicable Law, all Permits, including all applications therefor;
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13.all Legal Proceedings, causes of action, choses in action, rights of recovery or recourse, rights under all warranties, representations, indemnities, and guarantees made by any third party in favor of Seller whether choate or inchoate, known or unknown, contingent or non-contingent related to the Purchased Assets or Assumed Liabilities
14.cash and cash equivalents of at least $1,000,000; and
15.all goodwill.
At the Closing, the Purchased Assets shall be transferred or otherwise conveyed by Seller to Purchaser or such subsidiary of the Purchaser as the Purchaser designates, in each case free and clear of all Liens, other than Permitted Liens, pursuant to a Bill of Sale, Assignment and Assumption Agreement (the “Bill of Sale”) in the form attached hereto as Exhibit A, or other appropriate instrument of transfer as directed by Purchaser.
ii.Excluded Assets. Seller shall retain its right, title and interest in and to solely the following assets (collectively, the “Excluded Assets”):
1.all Contracts and other assets set forth in Section 1.1(b)(i) of the Disclosure Schedule;
2.all Intellectual Property, Contracts, Inventory and other assets set forth on Section 1.1(b)(ii) of the Disclosure Schedule and pertaining primarily to the XConnect Business (the “XConnect Assets”);
3.all notes receivable, accounts receivable, other receivables (in all cases, whether or not billed), cash and cash equivalents of Seller, other than the Included Working Capital Assets (the “Excluded Working Capital Assets”);
4.all bank accounts;
5.any real property owned by Seller or any Affiliate of Seller and Seller’s leasehold or other rights to Leased Real Property, including any leasehold improvements and fixtures thereon and security deposits related thereto;
6.in the event any Contract of Seller that is required to be disclosed in Section 2.13(a) of the Disclosure Schedule is not so disclosed, and is identified, Purchaser may at its sole discretion elect to exclude such Contract from the Purchased Assets, and such Contract shall thereupon be deemed an Excluded Asset;
7.all Books and Records relating to the Excluded Assets and original minute books, Governing Documents, corporate seals, stock ledgers and Tax Returns and any rights to Tax refunds for any Taxes that are Excluded Liabilities;
8.all Employee Benefit Plans and assets thereof, employee handbooks, employment agreements (except those described in Section 1.1(a)(iii)), and all personnel records required by Law to be retained by Seller;
9.all Legal Proceedings, causes of action, choses in action, rights of recovery or recourse, rights under all warranties, representations, indemnities, and guarantees made by any third party in favor of Seller whether choate or inchoate, known or unknown, contingent or non-contingent related primarily to the Excluded Assets and Excluded Liabilities;
10.all insurance policies owned by or issued to Seller; and
11.the rights of Seller under this Agreement and the other Transaction Documents.
Copies of all documents, agreements and other information related to Excluded Assets have been provided by Seller prior to Closing to Purchaser.
iii.Assumption of Certain Liabilities. On and subject to the terms and conditions of this Agreement, as of the Closing, Purchaser shall assume and agree to pay and discharge when due solely the following Liabilities of Seller, to the extent that they are not Excluded Liabilities (collectively, the “Assumed Liabilities”):
1.Liabilities of Seller under Included Contracts that, by the terms of such Included Contracts, arise and accrue after the Closing, relate to periods following the Closing and are by their terms to be observed, paid, discharged, and performed following the Closing (in each case not resulting in whole or in part from, arising out of, relating to, in the nature of, or caused by any Breach of Contract, Breach of warranty, tort, strict liability, infringement, Hazardous Materials, or Breach of Law); and
2.Liabilities of Seller for those bona fide trade accounts payable, accrued payroll (provided, however, in no event shall Purchaser assume any payroll Tax Liabilities of Seller), accrued vacation wages or accrued expenses that are reflected on the face of the Balance Sheet (rather than any notes thereto), or have arisen and accrued after the date of the Balance Sheet until the Closing (and remain unpaid as of Closing), in each case to the extent they were incurred in the Ordinary Course to non-Affiliates and are current Liabilities of Seller that are included in the calculation of Final Closing Net Working Capital (in each case not resulting in whole or in part from, arising out of, relating to, in the nature of, or caused by any Breach of Contract, Breach of warranty, tort, strict liability, infringement, Hazardous Materials, or Breach of Law).
iv.Excluded Liabilities. Notwithstanding anything to the contrary in this Agreement, Purchaser shall not be responsible for and shall not assume any Liabilities of Seller or any Affiliate of Seller that are not Assumed Liabilities (such excluded Liabilities, collectively, the “Excluded Liabilities”). In furtherance of, and not in limitation of, the foregoing, and notwithstanding anything to the contrary in this Agreement, Purchaser shall not be responsible for any of the following (each of which shall also constitute Excluded Liabilities):
1.any Liability under or with respect to Indebtedness;
2.any Liability relating to any Excluded Asset or relating to any Contract which is not an Included Contract and any Liability relating to any Breach of any Contract at or prior to Closing, or any indemnity or infringement claim related thereto;
3.(A) any Liability imposed by or in connection with any Law, Order, Legal Proceeding or Permit, and incurred in connection with conditions existing, events or acts occurring or omissions of acts arising on or prior to the Closing, or (B) any Breach of any Bulk Sales Law;
4.all product Liability and similar claims for damages or injury to person or property, claims of infringement, misappropriation, dilution or other violation of Intellectual Property Rights, and other claims arising out of any injury or damage to property as a result of the performance of any work or services or the provision, manufacture, or sale of any goods by Seller on or prior to the Closing;
5.any Liability for warranty claims (unless included in the Final Closing Net Working Capital, and in such event, then only in the specific dollar amount set forth therein) or relating to Surety Bonds;
6.any Liability or obligation of Seller for consequential, incidental, punitive, special, or exemplary damages (or based on any similar theory) or strict liability;
7.any Liability for any Taxes (A) of Seller or any Affiliate of Seller for any period or (B) that relate to the Purchased Assets, the Business or any Transferred Employee for any Pre-Closing Period (including for the avoidance of doubt, any such Taxes for a Pre-Closing Period deferred under the CARES Act), regardless of when assessed;
8.any Liability relating to, arising from, or in any way connected with any Person who is or was an employee of Seller, including any Person whose employment with the Business was terminated prior to the Closing and their dependents, including Liability under any Law pertaining to employment and employment practices, other than accrued vacation wages or accrued payroll that are included in the calculation of Final Closing Net Working Capital;
9.any Liability for deferred compensation, accrued bonuses, transaction or other bonuses, or termination/severance obligations (including such obligations that may arise in connection with the transactions contemplated hereby and any other similar obligations);
10.any Liability relating to, arising from, or in any way connected with the current or former incentive equity or option arrangements or any Employee Benefit Plans of Seller or its Affiliates, including but not limited to, minimum funding liability, termination liability for single-employer pension plans, withdrawal liability for multiemployer pension plans, PBGC insurance premium liability, and Liability for Breach of fiduciary duties, or any Liability related to the Code Section 4980H or COBRA;
11.any Liability relating to, arising from, or in any way connected with any collective bargaining agreement and/or agreement executed between any multiemployer or joint employer/union health, welfare and/or pension fund and Seller;
12.Seller Transaction Expenses or Change of Control Payments or any Liability of Seller under this Agreement or in connection herewith;
13.any Liability to any Affiliate of Seller, or any Person claiming to own or have owned any equity security of or interest in Seller;
14.any Liability or obligation of Seller, including contractual indemnity obligations, relating to any Hazardous Materials or arising out of any actual or alleged Breach by

Seller of any Environmental Requirements or Environmental Permits arising from any action, omission, event, circumstance, or condition occurring or existing prior to or continuing after the Closing, including all Liabilities and obligations of Seller for any bodily injury (including illness, disability, and death, regardless of when any such bodily injury manifested itself), personal injury, property damage (including trespass, nuisance, wrongful eviction, and deprivation of the use of real property), contribution, strict liability or other damage to any Person arising from such Breach or from any Hazardous Materials that were, on or prior to the Closing (A) present on or at any real property formerly owned, leased, occupied, used, or operated by Seller or at which Seller has provided any services (or present on any other property, if such Hazardous Material emanated or allegedly emanated from or originated or allegedly originated from any such real property) or related to the Business, (B) disposed or released or allegedly disposed or released by any Person on or at the currently owned, leased or operated real property or related to the Business, or (C) disposed off-site by, for, on behalf of, or arranged by Seller or the Business, regardless of whether any such matter is disclosed on Section 2.18 of the Disclosure Schedule or otherwise known to Purchaser through its diligence or otherwise (collectively, the “Pre-Closing Environmental Liabilities”);
15.any obligation of Seller to indemnify any Person by reason of the fact that such Person was a director, officer, employee, or agent of Seller or was serving at the request of any such entity as a partner, trustee, director, officer, employee, or agent of another entity; and
16.other than Assumed Liabilities, all Liabilities associated with the ownership, control or operation of Seller or the Business prior to the Effective Time.
v.Required Consents. Notwithstanding anything to the contrary in this Agreement, this Agreement shall not constitute an agreement to assign or transfer any Purchased Asset or interest therein as to which: (i) an assignment or transfer thereof or an attempt to make such an assignment or transfer without a Consent (a “Required Consent”) would constitute a Breach of applicable Law, would be ineffective or would adversely affect the rights or obligations thereunder to be assigned or transferred to or for the account of Purchaser; and (ii) such Required Consent shall not have been obtained with respect to such Purchased Asset or interest therein prior to the Closing. Any transfer or assignment to Purchaser by Seller of any such Purchased Asset or interest therein (a “Delayed Asset”), and any assumption by Purchaser of any corresponding Assumed Liability (a “Delayed Liability”), shall be subject to all such Required Consents in respect of such Delayed Asset being obtained. If there are any Delayed Assets, Seller shall use its commercially reasonable efforts to obtain all Required Consents in respect thereof as promptly as practicable following the Closing, all without any cost or detriment to Seller, Purchaser or any of their respective Affiliates, and Purchaser shall reasonably cooperate with Seller in connection therewith. Until all Required Consents with respect to each Delayed Asset have been obtained: (i) Seller shall hold the Delayed Asset on behalf of Purchaser; (ii) Seller shall cooperate with Purchaser for no additional consideration in any lawful arrangement (including subleasing or subcontracting, or performance thereunder by Seller as Purchaser’s agent) requested by Purchaser to provide Purchaser with all of the benefits of or under any such Delayed Asset; (iii) Seller shall otherwise enforce and perform for the account of Purchaser, and as directed by Purchaser, any other rights and obligations of Seller arising from such Delayed Asset (and not waive, alter or amend any of same without the consent of Purchaser); and (iv) Purchaser shall assume no Delayed Liability with respect to the Delayed Asset. Seller shall maintain its corporate or limited liability company existence until all of its obligations pursuant to this Section 1.1(e) are performed in full, and all Delayed Assets are transferred and assigned hereunder. At such time and on each occasion after the Closing as all Required Consents with respect to a Delayed Asset have been obtained, such Delayed Asset shall automatically be transferred and assigned by the applicable Seller to Purchaser for no additional consideration without any further act on the part of any Party. No Delayed Liability shall be assumed by Purchaser until the corresponding Delayed Asset has been transferred or assigned to Purchaser, as applicable, in accordance with the terms and conditions of this Section 1.1(e).
b.Transaction Consideration; Escrows.
i.Consideration for Purchased Assets. The aggregate consideration (collectively, the “Transaction Consideration”) for the Purchased Assets acquired by Purchaser hereunder shall consist of (i) the Equity Interest, and (ii) the Seller Note. The “Equity Interest” shall mean 1,000,000 shares of Class A common stock of Parent (“Class A Stock”).
ii.Holdbacks and Escrows.
1.A portion of the Equity Interest comprising 100,000 shares of Class A Stock (the “Indemnity Holdback Amount”) shall not be issued at Closing and instead shall be issued by Parent on the 12-month anniversary of the Closing, subject to any indemnity claims as provided in Article VI hereof or offsets pursuant to Section 1.4(c). Parent hereby covenants to cause an adequate number of shares of Class A Stock to be available for issuance to satisfy the Indemnity Holdback Amount.
2.[Intentionally Omitted].
3.With respect to the PPP 2 Loan, at the Closing, Seller shall deposit an aggregate of $2,000,000 (the “PPP Escrow Amount”) into an escrow account (the “PPP Escrow Account”) under the terms of an escrow agreement substantially in the form attached hereto as Exhibit B (the “PPP Escrow Agreement”) to be executed as of the Closing Date by Seller and the PPP Escrow Agent. As further described in the PPP Escrow Agreement, (1) in the event the PPP 2 Loan is forgiven in full, the PPP Escrow Amount will be promptly distributed to Seller, and (2) in the event all or a portion of the PPP 2 Loan is not forgiven, Seller shall promptly cause funds from the PPP Escrow Account to be released to the PPP Lender to satisfy the repayment of such unforgiven amount.
4.With respect to the PPP 2 Loan, promptly (and in any event within three (3) days) following the earlier of the receipt by Seller of (1) the final, binding approval of forgiveness by the SBA of all or a portion of the Liabilities, obligations, and Indebtedness under the PPP 2 Loan, or (2) a final, binding determination by the PPP 2 Lender or the SBA, as applicable, that Seller is not entitled to all or any portion of forgiveness of any such Liabilities, obligations, and Indebtedness under the PPP 2 Loan (such determination made by the SBA, a “PPP Determination”), Seller shall provide Purchaser written notice of such PPP Determination. Following receipt of a PPP Determination with respect to the PPP 2 Loan, Seller will promptly take any actions reasonably requested by Purchaser, including delivering written instructions to the PPP Escrow Agent directing the release of funds, to cause the PPP Escrow Agent to release (x) to the PPP Lender funds in an amount sufficient to repay any unforgiven amount of the PPP 2 Loan in full and (y) to the Seller, the remaining funds held pursuant to the PPP Escrow Agreement. For the avoidance of doubt, the burden of seeking forgiveness of the PPP 2 Loan shall be solely the responsibility of Seller. Following Closing, Seller shall keep Purchaser reasonably informed of, and provide Purchaser with all documentation and correspondence with respect to, all material activity concerning forgiveness of the PPP 2 Loan.
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c.Closing Date Payments and Issuances.
i.Prior to the Closing Date, Seller has prepared and delivered to Purchaser a good faith estimate of the Net Working Capital as of May 31, 2021 (the “Estimated Net Working Capital”), which statement quantifies in reasonable detail the estimates of each item included in such calculation, in each case calculated in accordance with the terms of this Agreement and utilizing the line items and methodology set forth on Section 1.3(a) of the Disclosure Schedule.
ii.On the Closing Date, Purchaser or Parent, as applicable, shall:
1.issue the Equity Interest minus the Indemnity Holdback Amount to Seller in book entry form and bearing customary legends noting that such securities constitute restricted securities under the Securities Act of 1933 (as amended, the “Securities Act”);
2.[Intentionally Omitted]; and
3.deliver to Seller the deliverables set forth in Section 5.3;
iii.On the Closing Date, Seller shall:
1.retain the Excluded Working Capital Assets, minus the amount, if any, by which the Estimated Net Working Capital is less than the Target Net Working Capital, plus the amount, if any, by which the Estimated Net Working Capital is greater than the Target Net Working Capital;
2.pay the amount of all Indebtedness (other than the PPP 2 Loan) as provided in the Payoff Letters;
3.pay the Seller Transaction Expenses, Change of Control Payments (net of any applicable withholdings for income and employment Taxes) and Transaction Payroll Taxes;
4.[Intentionally Omitted];
5.deliver $2,000,000 to the PPP Escrow Agent, to be held subject to the terms of the PPP Escrow Agreement; and
6.deliver to Purchaser the deliverables set forth in Section 5.2.
d.Net Working Capital Adjustment.
i.Within sixty (60) days after the Closing Date, Purchaser shall prepare and deliver to Seller a statement (the “Closing Statement”) calculating the Net Working Capital as of immediately prior to the Effective Time (the “Closing Net Working Capital”) as well as the adjustments to Included Working Capital Assets which shall be made consistent with the methodology set forth on Section 1.3(a) of the Disclosure Schedule and pursuant to this Section 1.4, together with all underlying documentation supporting such calculations. Seller shall reasonably cooperate with Purchaser in its preparation of the Closing Statement.
ii.If Seller disputes any amounts as shown on the Closing Statement, Seller shall deliver to Purchaser within thirty (30) days after receipt of the Closing Statement a notice (the “Dispute Notice”)

setting forth Seller’s calculation of Closing Net Working Capital and describing in reasonable detail the basis (including for each component, the difference and the amount thereof and reasons therefor) for the determination of such different amount. If Seller does not deliver a Dispute Notice to Purchaser within such thirty (30) day period, the Closing Statement (and the determination of Closing Net Working Capital therein) prepared and delivered by Purchaser shall be deemed to be the Final Closing Statement and the Final Closing Net Working Capital. Any such disputes shall be limited to assertions that the Closing Statement (and the determination of Closing Net Working Capital therein) was not calculated in accordance with the terms of this Section 1.4. Any component not disputed in the Dispute Notice shall be treated as final and binding. Purchaser and Seller shall use commercially reasonable efforts to resolve such differences within a period of thirty (30) days after Seller has given the Dispute Notice. If Purchaser and Seller resolve such differences, the Closing Statement and Closing Net Working Capital agreed to by Purchaser and Seller shall be deemed to be the Final Closing Statement and Final Closing Net Working Capital. If Purchaser and Seller do not reach a final resolution on the Closing Statement and Closing Net Working Capital within thirty (30) days after Seller has delivered the Dispute Notice, unless Purchaser and Seller mutually agree to continue their efforts to resolve such differences, the Neutral Accountant shall resolve such differences with respect to the adjustment under this Section 1.4 pursuant to an engagement agreement among Purchaser, Seller, and the Neutral Accountant (which Purchaser and Seller agree to execute promptly), in the manner provided below. The Neutral Accountant shall have full authority to decide all of the issues or matters relating to the adjustments under this Section 1.4 (it being understood that in making such determination, the Neutral Accountant shall be functioning as an expert and not as an arbitrator), but shall only decide the specific components under dispute in the Dispute Notice, strictly in accordance with the terms of this Agreement. Purchaser and Seller shall each be entitled to make a presentation to the Neutral Accountant at which the other shall be entitled to be present and participate, pursuant to procedures to be agreed to among Purchaser, Seller, and the Neutral Accountant (or, if they cannot agree on such procedures, pursuant to procedures determined by the Neutral Accountant), regarding such Party’s determination of the amounts to be set forth on the Closing Statement (and the determination of Closing Net Working Capital therein); and Purchaser and Seller shall use commercially reasonable efforts to cause the Neutral Accountant to resolve the differences between them and determine the amounts to be set forth on the Closing Statement (and the determination of Closing Net Working Capital therein) within twenty (20) days after the engagement of the Neutral Accountant. Each of Purchaser and Seller, as a condition precedent to making a presentation to the Neutral Accountant and having the Neutral Accountant review its calculations, shall provide reasonable advance access to the other Party with respect to such materials and reasonably cooperate with the other Party in its review and analysis thereof. The Neutral Accountant’s determination shall be based solely on such presentations of Purchaser and Seller (i.e., not on independent review) and on the definitions and other terms included in this Agreement. The Closing Statement (and determination of Closing Net Working Capital therein) determined by the Neutral Accountant shall be deemed to be the Final Closing Statement and Final Closing Net Working Capital. Such determination by the Neutral Accountant shall be conclusive and binding upon the Parties, absent fraud or manifest error. The fees, costs and expenses of the Neutral Accountant shall be allocated to and borne by Purchaser and Seller based on the inverse of the percentage that the Neutral Accountant’s determination (before such allocation) bears to the total amount of the total items in dispute as originally submitted to the Neutral Accountant. Nothing in this Section 1.4(b) shall be construed to authorize or permit the Neutral Accountant to: (i) determine any questions or matters whatsoever under or in connection with this Agreement, except for the resolution of differences between Purchaser and Seller regarding the determination of the Final Closing Statement (and Final Closing Net Working Capital calculation therein), it being expressly acknowledged and agreed that the Neutral Accountant shall have authority to resolve only matters of an accounting nature and shall not have authority to resolve any disputes of a legal nature (with any dispute as to whether a matter is of an accounting or legal nature to be resolved by the Neutral Accountant); or (ii) resolve any such differences by making an adjustment to any component of the Closing Statement and (Closing Net Working Capital calculation therein) that is outside of the range defined by amounts as finally proposed by Purchaser and Seller.
iii.Promptly, but no later than ten (10) Business Days after the final determination thereof, if the Final Closing Net Working Capital set forth in the Final Closing Statement: (i) exceeds the Target Net Working Capital (taking into consideration any adjustments to the Included Working Capital Assets by reason of the Estimated Net Working Capital calculation as set forth in Section 1.3(c)), Purchaser shall pay such excess amount to Seller; or (ii) is less than the Target Net Working Capital (taking into consideration any adjustments to the Included Working Capital Assets by reason of the Estimated Net Working Capital calculation as set forth in Section 1.3(c)), Seller shall promptly pay such shortfall amount to Purchaser. To the extent the amount promptly paid by Seller to Purchaser is less than such shortfall, Purchaser may, at its sole discretion (A) recover such shortfall amount from Seller directly or (B) offset such amount from the Indemnity Holdback Amount. Any payments made pursuant to this Section 1.4 shall be treated as an adjustment to the Transaction Consideration by the Parties. The Parties acknowledge that the limitations on indemnification set forth in Article VI are inapplicable to the adjustments to be made under this Section 1.4.
e.Allocation of Asset Purchase Price. Within sixty (60) days following the final determination of the Final Closing Net Working Capital, Purchaser shall provide to Seller a schedule allocating the Transaction Consideration and any Assumed Liabilities that are Liabilities for Tax purposes (collectively, the “Asset Purchase Price”) among the Purchased Assets (such schedule, the “Allocation Statement”). The Allocation Statement shall be prepared in accordance with the applicable provisions of the Code (including without limitation, Section 1060 of the Code) and the methodologies set forth on Exhibit G. The Allocation Statement shall be deemed final unless Seller notifies Purchaser in writing that Seller objects to one or more items reflected in the Allocation Statement within thirty (30) days after delivery of the Allocation Statement to Seller. In the event of any such objection, Purchaser and Seller shall negotiate in good faith to resolve such dispute; provided, however, that if Purchaser and Seller are unable to resolve any dispute with respect to the Allocation Statement within sixty (60) days after the delivery of the Allocation Statement to Seller, such dispute shall be submitted to and resolved by the Neutral Accountant; provided that the Neutral Accountant shall utilize the methodologies set forth on Exhibit G. The fees, costs and expenses of the Neutral Accountant shall be allocated to and borne by Purchaser and Seller based on the inverse of the percentage that the Neutral Accountant’s determination (before such allocation) bears to the total amount of the total items in dispute as originally submitted to the Neutral Accountant. Purchaser and Seller shall each file or cause to be filed its Tax Returns for its taxable year that includes the Closing Date (including, to the extent applicable, IRS Form 8594) in a manner consistent with the allocation set forth on the Allocation Statement, and (except as set forth below relating to a revised Allocation Statement) shall not take any position on any Tax Return or in the course of any Tax audit, review, or litigation inconsistent with the allocation provided in the Allocation Statement unless required by a determination of the applicable Governmental Body that is final. The Parties shall make appropriate adjustments to the Allocation Statement as a result of any adjustment to the Transaction Consideration (and accordingly, the Asset Purchase Price) pursuant to Article VI of this Agreement or otherwise. Each of Purchaser and Seller shall file or cause to be filed its Tax Returns (including, to the extent applicable, a revised IRS Form 8594) reflecting such adjustments for its taxable year that includes the event or events giving rise to such adjustment, and (except as required by future revisions to the Allocation Statement) shall not take any position on any Tax Return or in the course of any Tax audit, review, or litigation inconsistent with the allocation provided in the revised Allocation Statement unless required by a determination of the applicable Governmental Body that is final.

f.Withholding. Purchaser shall be entitled to deduct and withhold from any amounts payable under this Agreement amounts that Purchaser is required to deduct and withhold under any provision of any applicable Tax Laws. All amounts withheld shall be timely remitted by Purchaser to the appropriate Governmental Body and shall be treated for all purposes of this Agreement as having been paid by Purchaser to the Person to which such amount would otherwise have been paid.
1.
REPRESENTATIONS AND WARRANTIES OF SELLER
Seller represents and warrants to Purchaser as follows:
a.Formation and Related Matters.
i.Seller (i) is a limited liability company duly formed, validly existing, and in good standing under the Laws of the State of Nevada and has all requisite entity power and authority to own, lease, and operate its properties and to carry on its business; and (ii) is duly qualified or authorized to do business as a foreign limited liability company and is in good standing under the Laws of each jurisdiction in which it leases real property and each other jurisdiction in which the conduct of its business or the ownership of its properties requires such qualification or authorization, each of which is set forth in Section 2.1(a) of the Disclosure Schedule.
ii.Seller has delivered to Purchaser true, correct, and complete copies of the Governing Documents of Seller, as amended to date and as presently in effect.
iii.Other than as set forth in Section 2.1(c) of the Disclosure Schedule, Seller does not own or hold any equity securities or interests in any other entity. PerfX Wireline Services Texas, LLC, a Nevada limited liability company, has no operations and holds no assets related to the Business.
b.Authorization and Enforceability. Seller has all requisite power and authority to execute and deliver this Agreement and each other Transaction Document to which it is or will be a party, and to consummate the transactions contemplated hereby and thereby. The execution, delivery, and performance by Seller of this Agreement and each of the other Transaction Documents to which it is or will be a party have been duly authorized by all necessary action on the part of Seller. This Agreement has been, and the other Transaction Documents to be executed and delivered by Seller will at Closing be, duly and validly executed and delivered. This Agreement constitutes, and the other Transaction Documents will constitute when executed and delivered, legal, valid, and binding obligations of Seller, enforceable against each of them in accordance with their respective terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium, and similar Laws affecting creditors’ rights and remedies generally and subject, as to enforceability, to general principles of equity (regardless of whether enforcement is sought in a proceeding at Law or in equity) (the “Remedies Exceptions”).
c.Books and Records. The Books and Records, all of which have been provided to Purchaser, are true, correct, and complete in all material respects, represent actual, bona fide transactions.
d.Capitalization. Section 2.4 of the Disclosure Schedule sets forth a true, correct, and complete list of all outstanding equity securities or other interests (or rights to acquire equity securities or other interests) of Seller. None of the foregoing ownership interests have been granted in Breach of any preemptive rights. Except as set forth in Section 2.4 of the Disclosure Schedule, Seller does not have any outstanding or authorized options, warrants, purchase rights, subscription rights, conversion rights, exchange rights, preemptive rights, or other Contracts or commitments that could require Seller to issue, sell, or otherwise cause to become outstanding any equity securities or other interests, or securities convertible or exchangeable for, or any options, warrants, or rights to purchase, any of such equity securities or other interests. There are no outstanding obligations of Seller to repurchase, redeem, or otherwise acquire any of its equity securities or other interests. Except as set forth in Section 2.4 of the Disclosure Schedule, there are no outstanding or authorized share appreciation, phantom equity, profit participation, or similar rights with respect to Seller. Except as set forth in Section 2.4 of the Disclosure Schedule, there are no voting agreements, voting trusts, proxies, registration rights agreements, member agreements, or other Contracts with respect to any of the equity securities or other interests of Seller.
e.Conflicts; Consents of Third Parties. Except as set forth in Section 2.5 of the Disclosure Schedule, the execution and delivery of this Agreement and the other Transaction Documents to which Seller is a party, the consummation of the transactions contemplated hereby or thereby, and compliance by Seller with the provisions hereof or thereof does not and will not: (a) Breach any provision of the Governing Documents of Seller; (b) Breach in any material respect any Included Contract; (c) Breach any Law or any Order by which Seller or any of the Purchased Assets is bound, or give any Governmental Body or any other Person the right to obtain any relief under, or revoke or otherwise modify any rights held under, any such Law or Order; or (d) result in the creation of any Lien other than Permitted Liens upon the properties or assets of Seller, including the Purchased Assets. Except as set forth in Section 2.5 of the Disclosure Schedule, no Consent, Order, waiver, declaration or filing with, or notification to any Person, including any Governmental Body, is required on the part of Seller in connection with the execution, delivery, and performance of this Agreement or the other Transaction Documents, or the compliance by any of them with any of the provisions hereof or thereof.
f.Financial Statements.
i.Included in Section 2.6(a) of the Disclosure Schedule are complete copies of: (i) the unaudited balance sheets of Seller as of December 31, 2018, 2019 and 2020 and the related unaudited statements of operations of Seller for the fiscal years then ended; and (ii) the unaudited balance sheet of Seller as of May 31, 2021 (the “Balance Sheet,” and such date, the “Balance Sheet Date”) and the related statement of operations of Seller for the five-month period then ended (collectively the “Financial Statements”). Except as set forth on Section 2.6(a) of the Disclosure Schedule, the Financial Statements have been prepared from the Books and Records in accordance with GAAP applied on a consistent basis throughout the periods indicated. The Financial Statements are complete and accurate in all material respects and fairly present the consolidated financial position and results of operations and cash flows of Seller as of the dates and for the periods reflected thereon. To Seller’s Knowledge, neither Seller nor any manager, officer, employee, auditor, accountant, or similar representative of Seller has become aware of any material complaint, allegation, assertion, or claim, whether written or oral, regarding the accounting or auditing practice, procedures, methodologies, or methods of Seller or its internal accounting controls, including any material complaint, allegation, assertion, or claim that Seller has engaged in improper accounting or auditing practices.
ii.Set forth on Section 2.6(b) of the Disclosure Schedule is a complete list of all outstanding Indebtedness of Seller.
g.No Undisclosed Liabilities. Seller does not have any Liabilities in respect of the Business or Purchased Assets except: (a) to the extent specifically reflected and accrued for or specifically reserved against on the face of the Balance Sheet; and (b) for current Liabilities incurred subsequent to the Balance Sheet Date in the Ordinary Course or under Included Contracts (none of which results from, arises out of, relates to, is in the nature of, or was caused by any Breach of Contract, Breach of warranty, tort, strict liability, infringement, Hazardous Materials, or Breach of Law). Seller does not engage in or maintain any off-balance sheet arrangements (as defined in Item 303 of Regulation S-K of the Securities Act) in respect of the Business or the Purchased Assets.
h.Absence of Certain Developments. Except as set forth in Section 2.8 of the Disclosure Schedule (arranged in subsections corresponding to the subsections set forth below), since the Balance Sheet Date, Seller has conducted the Business in the Ordinary Course and:
i.there has not been a Seller Material Adverse Change;
ii.there has not been any damage, destruction or loss, whether or not covered by insurance, with respect to the property and assets of Seller used in the Business of more than $25,000 for any single loss or $125,000 the aggregate for any related losses, or any failure to maintain insurance policies unmodified and without interruption; and
iii.Seller has not:
1.failed to maintain its assets used in the Business in the same condition as on the Balance Sheet Date (ordinary wear and tear excluded);
2.made any change in the rate, timing, vesting, or funding of compensation, commission, bonus, or other direct or indirect remuneration payable or paid, or agreed or orally promised to pay, conditionally or otherwise, any bonus, incentive, retention, or other compensation, retirement, welfare, fringe or severance benefit, or vacation pay, to or in respect of any manager, officer, employee, distributor, or agent of Seller involved in the Business, other than increases in the Ordinary Course in the base wages or salaries of employees of Seller other than officers or managers or as required by any employment Contract;
3.hired or terminated any employee or engaged or terminated any independent contractor involved in the Business other than in the Ordinary Course;
4.Breached or waived any Breach or any material right with respect to any Included Contract;
5.canceled, written off, or compromised any debt or claim or amended, canceled, terminated, relinquished, waived, or released any Included Contract or right, except in the Ordinary Course and which, in the aggregate, are not material to Seller;
6.modified its pricing and purchasing policies and levels with respect to the Business, or entered into, amended, renewed, terminated, or permitted to lapse any Included Contract or transaction with any of its Affiliates, or paid to or received from any Affiliate of Seller any amount;
7.entered into any prepaid transactions outside of the Ordinary Course or otherwise accelerated revenue recognition or the sales for periods prior to the Closing with respect to in the Business;
8.changed its policies or practices with respect to the payment of accounts payable or other current liabilities or the collection of accounts receivable (including any acceleration or delay or deferral of the payment or collection thereof) or failed to maintain the level and quality of its Inventory, in each case with respect to the Business;
9.amended any of its Governing Documents, or failed to maintain its existence as a limited liability company;
10.adopted any plan of merger, consolidation, reorganization, liquidation, or dissolution, or filed a petition in bankruptcy under any provisions of federal or state bankruptcy Law, or consented to the filing of any bankruptcy petition against it under any similar Law;
11.engaged in any transaction or provided any consideration relating to the release, modification, or diminution of any guarantee, Surety Bond, or other obligation of Seller or any Affiliate thereof with respect to in the Business;
12.failed to pay any of its Liabilities when due (other than vendor liabilities which are paid in the Ordinary Course within 45 to 70 days from invoice date);
13.entered into any compromise or settlement of any Legal Proceeding or any investigation by any Governmental Body, in each case with respect to the Business;
14.failed: (A) to comply with all applicable Laws (including Environmental Permits) in any material respect; (B) to meet all Environmental Requirements; or (C) to hold and maintain in good standing all material Permits (including Environmental Permits) necessary for the conduct of the Business and the ownership of its Purchased Assets;
15.made any filings or registrations with any Governmental Body with respect to the Business, except routine filings and registrations made in the Ordinary Course;
16.written up or down (or failed to write up or down) the value of any Purchased Assets, except in the Ordinary Course, in accordance with GAAP consistently applied;
17.introduced any material change with respect to the Business, including with respect to the products or services it sells, the areas in which such products or services are sold, its methods of manufacturing or distributing its products, the levels of Inventory, equipment, or revenue-earning property that it maintains, its marketing techniques, or its accounting methods;
18.adopted, amended, modified or terminated any Employee Benefit Plan applicable to employees of the Business; or
19.entered into any agreements or commitments to do or perform in the future any actions referred to in this Section 2.8 (or disclosed an intent to do so), or taken or omitted to take any action that would be required to be disclosed in any section of the Disclosure Schedule.
i.Taxes.
i.Except as set forth on Section 2.9(a) of the Disclosure Schedule, Seller has timely filed with the appropriate taxing authorities all Tax Returns that it has been required to file. All such Tax Returns are true, correct, and complete in all respects. All Taxes owed by Seller (whether or not shown on any Tax Return) have been timely paid. Adequate reserves have been established on the Financial

Statements, as adjusted for the passage of time through the Closing Date, to provide for the payment of any Taxes which are not yet due and payable with respect to Seller. Seller is not the beneficiary of any extension of time within which to file any Tax Return. No claim has ever been made by an authority in a jurisdiction where Seller does not file Tax Returns that it is or may be subject to taxation by that jurisdiction. There are no Liens on any of the Purchased Assets that have arisen in connection with any failure (or alleged failure) to pay any Tax or file any Tax Return, other than Permitted Liens.
ii.Seller has withheld, deducted or collected, (i) all Taxes required by applicable Laws to have been withheld, deducted or collected by it in connection with amounts received by, or paid or owing to any employee, independent contractor, creditor, member, or other third party, and to the extent required, timely paid such Taxes to the appropriate taxing authority or other Governmental Body and (ii) all sales, use, and value added Taxes and has timely paid such Taxes to the appropriate taxing authority or other Governmental Body.
iii.Seller has not waived or extended any statute of limitations in respect of Taxes or agreed to any extension of time with respect to the assessment, payment, or collection of any Tax.
iv.The Purchased Assets do not include any stock or other ownership interests in any foreign or domestic corporations, partnerships, joint ventures, limited liability companies, business trusts, or other entities.
v.None of the Purchased Assets of Seller is property which, for Tax purposes, is required to be treated as owned by another Person. Seller is not an obligor on, and none of the Purchased Assets have been financed directly or indirectly by, any Tax-exempt bonds. None of the Purchased Assets is “tax-exempt use property” within the meaning of Section 168(h) of the Code.
vi.No deficiency or proposed adjustment which has not been settled or otherwise resolved for any amount of Taxes has been asserted or assessed by any taxing authority or other Governmental Body against Seller.
vii.There is no examination, Legal Proceeding, audit, or claim for refund in progress, pending, proposed or, to the Knowledge of Seller, threatened against Seller regarding Taxes. Neither Seller nor any manager or officer (or employee responsible for Tax matters) of Seller expects any authority to assess any additional Taxes for any period for which Tax Returns have been filed.
viii.True, correct, and complete copies of all income and sales Tax Returns filed by or with respect to Seller for taxable periods ending on or after December 31, 2015 have been delivered to Purchaser.
ix.Seller has not participated in any “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(2) (irrespective of the effective dates).
x.Seller is not a “foreign person” within the meaning of Section 1445 of the Code and the Treasury Regulations promulgated thereunder.
xi.Seller is not subject to any material Tax holiday or Tax incentive or grant in any jurisdiction with respect to Taxes relating to the Business, the Purchased Assets, or Transferred Employees.
xii.Seller has not ever been a member of an Affiliated Group.

xiii.Seller is not liable for Taxes of any other Person as a result of successor liability, transferee liability, joint and/or several liability (including pursuant to Treasury Regulation Section 1.1502-6 or any similar provision of state, local or non-U.S. Laws), contractual liability, or otherwise. No Included Contract includes a Tax Sharing Agreement.
xiv.Except as set forth on Section 2.9(n) of the Disclosure Schedule, Seller has not made a request for a private letter ruling, a request for administrative relief, a request for technical advice, a request for a change of any method of accounting, or any other request pending with any Governmental Body that relates to the Purchased Assets, the Business or any Transferred Employee.
xv.None of the (i) goodwill, (ii) going concern value, or (iii) other intangible assets of Seller that would not be amortizable prior to the enactment of Section 197 of the Code was held by Seller or any Person related (within the meaning of Section 197(f)(9)(C) of the Code) to Seller on or before August 10, 1993 or could constitute anti-churning property under Section 197(f)(9)(A) of the Code.
xvi.Seller is (and has been since 2014) taxed as a partnership for income tax purposes.  An election was made to change to such treatment and accepted by the IRS retroactive to 2014 and no election has been made (or is pending) to change such treatment.
xvii.Section 2.9(q) of the Disclosure Schedule sets forth all payroll or employment Taxes relating to the Business, the Purchased Assets, or Transferred Employees deferred under the CARES Act.
j.Real Property.
i.Seller does not own any real property in fee.
ii.Section 2.10(b) of the Disclosure Schedule sets forth a true, correct, and complete list and description of all real property leased, subleased, or otherwise occupied by Seller with respect to the Business (the “Leased Real Property”), and a true, correct and complete list of all leases, subleases, licenses or other occupancy agreements in which Seller holds an interest as a lessee or sublessee, a leasehold, sublease or other occupancy interest.
iii.Seller has provided Purchaser with true, correct, and complete copies of all inspection reports, environmental assessments, audits, information, data, reports, notices, Contracts, agreements, and other documents requested by Purchaser from Seller relating to any Included Real Property.
iv.Except as set forth in Section 2.10(d) of the Disclosure Schedule, Seller and its Affiliates hold good, insurable, and marketable fee or leasehold title, as applicable, to the Included Real Property, free and clear of any Liens or Liabilities of any nature whatsoever, except for the Permitted Liens. The Permitted Liens do not and will not impair or adversely affect the value of any Included Real Property, the current or contemplated use, occupancy, quiet enjoyment or operation thereof, or the Business conducted thereon. True, correct, and complete copies of all documents, instruments, and agreements evidencing the Permitted Liens have previously been delivered by Seller to Purchaser. All aspects of the Included Real Property are in compliance with any and all restrictions and other provisions included in the Permitted Liens, and there are no matters which create a Breach of any of the documents evidencing the Permitted Liens.
v.The Included Real Property is in compliance with all applicable building, zoning, subdivision, health and safety, and other land use Laws, including the Americans with Disabilities Act of 1990, as amended, and all insurance requirements affecting the Included Real Property (collectively, the

“Real Property Laws”), and the use or occupancy of the Included Real Property by Seller or operation of the Business thereon does not Breach and has not Breached any Real Property Laws. Seller has not received any notice of Breach or alleged Breach of any Real Property Law in respect of any Included Real Property. There is no pending or, to the Knowledge of Seller, anticipated change in any Real Property Law that will impact the Included Real Property or any portion thereof in the continued operation of the Business or the use or occupancy of the Included Real Property. With respect to the Included Real Property, there is no pending or, to the Knowledge of Seller, threatened zoning application or proceeding or condemnation, eminent domain, or taking proceeding.
vi.Except as otherwise disclosed in Section 2.10(f) of the Disclosure Schedule, all improvements located on the Included Real Property (including all water, sewer, gas, electrical, and HVAC systems servicing the same): (i) are suitable for the purposes for with they are currently or anticipated to be used and the Business without, to the Knowledge of Seller, immediate need for repair; and (ii) consist of sufficient land, parking areas, sidewalks, driveways and other improvements to permit the use of such facilities in the manner and for the purposes to which they are presently devoted. Seller has previously provided Purchaser true, correct, and complete copies of all engineering reports, inspection reports, maintenance plans and other documents relating to the condition of any Included Real Property which are in Seller’s possession.
k.Tangible Personal Property; Title and Condition of Assets.
i.Section 2.11(a) of the Disclosure Schedule lists all leases of personal property (“Personal Property Leases”) relating to the Business or the Purchased Assets. Seller has delivered to Purchaser true, correct, and complete copies of the Personal Property Leases, together with all amendments, modifications, or supplements thereto.
ii.Seller has a valid leasehold interest under each of the Personal Property Leases under which it is a lessee. There is no material Breach of any Personal Property Lease by Seller or, to the Knowledge of Seller, by any other party thereto, and no event has occurred, or condition or circumstance exists, which could reasonably be expected to constitute a Breach thereof. Seller and, to the Knowledge of Seller, each other party to each Personal Property Lease is in compliance in all material respects with all obligations of Seller or such other party, as the case may be, thereunder.
iii.Seller (and not any other Affiliate thereof) has good and marketable title to all the Purchased Assets being sold by Seller hereunder, free and clear of any and all Liens, except for Permitted Liens. Except for the Excluded Assets, the Purchased Assets (together with the New Leases and the services provided under the Transition Services Agreement) are sufficient for the continued conduct of the Business after the Closing in substantially the same manner as conducted prior to the Closing and constitute all of the rights, property and assets necessary to conduct the Business as currently conducted. The Purchased Assets include all assets, properties, and rights reflected on the Balance Sheet other than: (i) Inventory sold; (ii) receivables collected; (iii) prepaid expenses realized; (iv) items of obsolete equipment and revenue-earning property disposed of; and (v) the Excluded Assets, in the case of each of (i)-(iv) in the Ordinary Course since the Balance Sheet Date.
iv.All tangible personal property owned by Seller and included in the Purchased Assets, and all of the items of tangible personal property used by Seller under the Personal Property Leases: (i) are in sufficient operating condition, maintenance, and repair (subject to normal wear and tear) given the use and age of such assets (except as set forth on Section 2.11(d) of the Disclosure Schedule); (ii) conform to all Laws (except as noted on Section 2.11(d) of the Disclosure Schedule) relating to their construction, use, and operation; and (iii) are adequate for the uses to which they are being put or are intended to be put. Section 2.11(d) of the Disclosure Schedule lists all material items of tangible personal property, including all Inventory, equipment, revenue-earning property, and vehicles, owned by Seller or used or held for use in the Business. All such owned or leased vehicles are properly licensed and registered in accordance with applicable Law.
l.Intellectual Property.
i.Except as described in Section 2.12(a) of the Disclosure Schedule, Seller owns, free and clear from all Liens, or otherwise possesses legally enforceable rights, title and interest in, or has a valid and enforceable written license or right to use all of the Intellectual Property used in or necessary to conduct the Business as presently conducted and as presently proposed to be conducted (the ‘‘Seller Intellectual Property”). The Owned Intellectual Property and the Intellectual Property licensed to Seller under the Intellectual Property Licenses comprise all of the Intellectual Property that is used in the Business by Seller or reasonably required for the continued conduct of the Business. Seller is the sole owner of all rights title and interest in the Owned Intellectual Property free and clear of all Liens. Following Closing, all Owned Intellectual Property will be fully transferrable, alienable and licensable by Purchaser without restriction and without payment of any kind or obligation to any third party.
ii.Section 2.12(b)(i) of the Disclosure Schedule sets forth a true, correct, and complete list of all Owned Intellectual Property relating to the Purchased Assets or the Business for which a registration or application has been filed with a Governmental Body, including patents, trademarks, service marks, and copyrights, issued by or registered with, or for which any application for issuance or registration thereof has been filed with, any Governmental Body (the “Registered Intellectual Property”), including (i) the jurisdictions in which each such item of Registered Intellectual Property has been issued or registered or in which any such application for issuance or registration has been filed; (ii) the registration or application date, as applicable, for each such item of Registered Intellectual Property; and (iii) the record owner of each such item of Registered Intellectual Property. All such Registered Intellectual Property has been maintained effective by the filing of all necessary filings, maintenance and renewals and timely payment of requisite fees. Section 2.12(b)(ii) of the Disclosure Schedule sets forth a true, correct, and complete list of all trademarks, service marks and other trade designations as well as all software programs that are Owned Intellectual Property and not otherwise identified in Section 2.12(b)(i) of the Disclosure Schedule. All such Registered Intellectual Property has been maintained effective by filing of all required filings, maintenance and renewals, timely payment of requisite fees related to the Owned Intellectual Property and, are not in any grace or surcharge period and all Owned Intellectual Property is otherwise valid and in good standing.
iii.Section 2.12(c) of the Disclosure Schedule sets forth a true, correct, and complete list of all written or oral licenses and arrangements in connection with the Business (other than Ordinary Course licenses of commercially available and unmodified software): (A) pursuant to which the use by any Person of Intellectual Property is permitted by Seller; or (B) pursuant to which the use by Seller of Intellectual Property is permitted by any Person (collectively, the ‘‘Intellectual Property Licenses‘‘). Such Intellectual Property Licenses are valid, binding, and enforceable between the Seller and the other parties thereto and are in full force and effect. There is no material Breach of any such Intellectual Property License by Seller or, to the Knowledge of Seller, by any other party thereto. No party to any such Intellectual Property License has given written notice to the Seller of such party’s intention to cancel, terminate or non-renew such agreement. No loss or expiration of any Owned Intellectual Property used in the Business is otherwise threatened, pending or reasonably foreseeable, except for patents expiring at the end of their statutory terms (and not as a result of any act or omission by the Seller, including failure by the Seller to pay any required maintenance fees). All Software used by Seller in connection with the Business is licensed from third parties and used pursuant to, and within the scope of, a valid license or other enforceable right (including the appropriate number of seats being used) and is not a “bootleg” or otherwise unauthorized version or copy.
iv.Except as set forth in Section 2.12(d) of the Disclosure Schedule, Seller does not use any Software in the conduct of the Business that is Owned Intellectual Property.
v.The use of the Intellectual Property used in the Business, the products and services of the Business (including the manufacture, importation, use, offer for sale, sale, distribution, licensing and other commercialization thereof) and the continued operation of the Business as presently conducted does not and the continued operation in substantially the same manner will not infringe upon, misappropriate, or otherwise violate, any Intellectual Property Rights or rights of publicity of any third party or constitute unfair competition in any jurisdiction in which Seller currently does business. Seller has not received any notice alleging its infringement upon, misappropriation of or other violation of any Intellectual Property Rights of third parties or the invalidity or unenforceability of any Owned Intellectual Property and to the Knowledge of the Seller there are no bona fide grounds for any such claim. To Seller’s Knowledge, no Person has infringed, misappropriated or otherwise violated, or is infringing, misappropriating or otherwise violating any Intellectual Property Rights of Seller or has otherwise misappropriated or is otherwise misappropriating any Owned Intellectual Property.
vi.Seller has taken commercially reasonable steps to maintain and protect the Seller’s Intellectual Property used in the Business. Seller has taken commercially reasonable measures to protect the confidentiality of all trade secrets and any other confidential information of the Seller relating to the Business (and any confidential information owned by any Person to whom the Seller has a confidentiality obligation). No such trade secrets or other confidential information have been disclosed by the Seller to any Person other than pursuant to a written agreement restricting the disclosure and use of such trade secrets or any other confidential information by such Person. Except as set forth on Section 2.12(f)(i) of the Disclosure Schedule, all officers, employees, consultants, and vendors of Seller and all other Persons involved in the development of any material Owned Intellectual Property have entered into confidentiality, assignment of inventions and non-compete agreements substantially in the form included in Section 2.12(f)(ii) of the Disclosure Schedule, which agreements are sufficient to transfer to Seller all right, title, and interest of such Persons therein. No current or former employee, consultant, contractor, or any other Person has any right, claim, or interest to any of the Owned Intellectual Property relating to the Business. To the Knowledge of Seller, no employee, consultant, or contractor of Seller has been, is, or will be performing services for the Business in Breach of any term of any employment, invention disclosure or assignment, confidentiality, or noncompetition agreement or other restrictive covenant or any Order as a result of such employee’s employment in, or such consultant’s or contractor’s engagement to provide services with respect to, the Business.
vii.There are no actions that must be taken by Purchaser within one hundred eighty (180) days after the date of this Agreement, including the payment of any registration, maintenance, or renewal fees or the filing of any documents, applications, or certificates for the purposes of maintaining, perfecting, or preserving or renewing any right in any Owned Intellectual Property used in connection with the Business. Section 2.12(g) of the Disclosure Schedule lists the status of any proceedings or actions pending or, to the Knowledge of Seller, threatened before any Governmental Body anywhere in the world related to any of the Owned Intellectual Property or any Intellectual Property License, including the due date for any outstanding response by Seller in such proceedings. Seller has not taken any action or failed to take any action that could result in the abandonment, cancellation, forfeiture, relinquishment, invalidation, waiver, or unenforceability of any Owned Intellectual Property.
viii.No funding, facilities, or personnel of any Governmental Body or any university or research organization has been used in connection with the development of any Owned Intellectual Property and the Seller and its predecessors have not participated in any standards setting organization. No Governmental Body, university, research organization or standards setting organization has any right, title or interest in or to any Owned Intellectual Property.
ix.Except as set forth on Section 2.12(i) of the Disclosure Schedule, Seller has made commercially reasonable efforts to assure that its IT Assets used in the Business are operational, fulfill the purposes for which they were acquired or developed, have security, back-ups and disaster recovery arrangements in place and hardware and Software capacity, support, maintenance and trained personnel which are sufficient in all material respects for the current and anticipated future needs of the business. Except as set forth on Section 2.12(i) of the Disclosure Schedule, the Seller has undertaken such disaster recovery and security plans, procedures and facilities consistent with or exceeding industry standard to safeguard the availability, security and integrity of the IT Assets and all data and information stored thereon, including from unauthorized access and infection by Unauthorized Code.
x.The consummation of the transactions contemplated hereby will not result in the loss or impairment of the Seller’s right to own or use any Seller Intellectual Property. Immediately subsequent to the Closing, the Seller Intellectual Property will be owned or available for use by the Seller on terms and conditions identical to those under which the Seller owns or uses the Seller Intellectual Property immediately prior to the Closing, without payment of additional fees.
xi.The Seller is and always has been in compliance with all applicable Privacy and Security Requirements in respect of its conduct of the Business.  The Business has not experienced any Security Breaches, and the Seller is not aware of any notices or complaints from any Person regarding a Security Breach.  The Seller has not received any notices or complaints from any Person (including any Governmental Body) regarding the Processing of Protected Data or compliance with applicable Privacy and Security Requirements in respect of the Business. The Seller maintains systems and procedures to receive and effectively respond to complaints and, to the extent required by applicable Law, individual rights requests in connection with the Seller's Processing of Personal Information in connection with the Business, and, to the extent required by applicable Law, the Seller has complied with all such individual rights requests. The Seller does not engage in the sale, as defined by applicable Law, of Personal Information in connection with the Business.
xii.The Seller has valid and legal rights to Process all Protected Data that is Processed by or on behalf of the Seller in connection with the Business, and the execution, delivery or performance of this Agreement will not affect these rights or violate any applicable Privacy and Security Requirements. The Seller has implemented, and has required all third parties that receive Protected Data from or on behalf of Seller to implement reasonable, physical, technical and administrative safeguards consistent with industry standards that are designed to protect Protected Data from unauthorized access by any Person, and to ensure compliance in all material respects with all applicable Privacy and Security Requirements.
m.Contracts.
i.Section 2.13(a) of the Disclosure Schedule sets forth a true, correct, and complete list of the following Contracts (each such Contract set forth or required to be set forth on such Schedule, a

“Material Contract”) to which Seller is a party or by which Seller or its assets or properties are bound, in each case relating to the Business or Purchased Assets:
1.all Contracts relating to capital expenditures or other purchases of materials, supplies, maintenance, equipment, revenue-earning property, or other assets or properties or services (other than purchase orders for inventory, equipment or supplies in the Ordinary Course) in excess of $25,000 individually, or $125,000 in the aggregate;
2.all Contracts involving a loan (other than accounts receivable owing from trade debtors in the Ordinary Course), advance to, or investment in any Person, or any Contract relating to the making of any such loan, advance, or investment;
3.all Contracts involving Indebtedness of Seller or granting or evidencing a Lien on any Purchased Asset;
4.any Contract which includes any restrictive covenant, license, non-competition, non-solicitation, most favored nations, exclusivity, or other item which restricts Seller’s (or its successor’s) rights and ability to operate;
5.all Contracts (A) for the employment or engagement of any officer, individual employee, or other Person on a full-time, part-time or consulting basis who cannot be dismissed immediately without notice and without liability or obligation of any kind whatsoever in excess of $25,000 individually or $125,000 in the aggregate, (B) requiring severance payments or payments upon a change in control, or (C) for deferred compensation or severance; or (D) with any staffing company, temporary employee agency, professional employer organization, or similar company or service provider or professional employer organization;
6.all Contracts (including letters of intent) (A) involving the future disposition or acquisition of assets or properties involving consideration of more than $25,000 individually, or $125,000 in the aggregate, or any merger, consolidation or similar business combination transaction, whether or not enforceable, or (B) relating to the acquisition by Seller of any operating business or the equity securities or interests of any other Person pursuant to which Seller has continuing obligations as of the date of this Agreement;
7.all Contracts involving any joint venture, partnership, strategic alliance, shareholders’ agreement, co-marketing, co-promotion, co-packaging, joint development, or similar arrangement;
8.all Contracts involving any resolution or settlement of any actual or threatened litigation, arbitration, claim or other dispute that have any continuing effect on Seller;
9.all Contracts involving a confidentiality, standstill, or similar arrangement;
10.all Contracts (A) for the employment or engagement of any officer, individual employee, or other Person on a full-time, part-time or consulting basis who cannot be dismissed immediately without notice and without liability or obligation of any kind whatsoever in excess of $25,000 individually or $125,000 in the aggregate, (B) requiring severance payments or payments upon a change in control, or (C) for deferred compensation or severance;

11.all collective bargaining agreements or other agreements with any labor union;
12.all Contracts with any Governmental Body;
13.except for any purchase orders in the Ordinary Course that are not open orders as of the date hereof, all Contracts that involve the performance of services, or delivery of goods or materials, during the twelve (12) month period immediately prior to the date of this Agreement of an amount or value in excess of $25,000 individually or $100,000 in the aggregate, including all master service agreements (regardless of dollar thresholds);
14.all Contracts relating to the development, ownership, use, registration, enforcement of or exercise of any rights under any Intellectual Property, excluding licenses of commercially available off-the-shelf software having a replacement cost of less than $25,000 that is not incorporated in, linked to, distributed with or used to host or provide any Seller product or service.
15.(A) all Contracts containing a grant by Seller to a Person of any right relating to or under the Owned Intellectual Property; (B) any grant to Seller of any right relating to or under the Intellectual Property of any Person; or (C) any Contract where Seller agrees to indemnify any Person with respect to claims of infringement of any Intellectual Property other than customers under the Seller’s standard form agreement;
16.all powers of attorney granted to any Person;
17.all Contracts relating to any matter required to be disclosed in Section 2.8 of the Disclosure Schedule; and
18.all Contracts with customers and suppliers disclosed or required to be disclosed on Section 2.22 of the Disclosure Schedule;
19.all Contracts other than as set forth above to which Seller is a party or by which any of its assets or properties are bound that are material to Seller.
ii.True, correct, and complete copies of the Material Contracts have previously been provided to Purchaser by Seller. Except as set forth in Section 2.13(b) of the Disclosure Schedule, all of the Included Contracts, following the Closing, shall remain enforceable by Seller and, to the Knowledge of Seller, binding on the other parties thereto, without the Consent of any Person. Seller is not in Breach, and no event has occurred, or condition or circumstance exists, which could reasonably be expected to constitute a Breach of any Included Contract by Seller or, to the Knowledge of Seller, by any other party thereto. Each of the Included Contracts is in full force and effect, is valid and enforceable in accordance with its terms and, to the Knowledge of Seller, is not subject to any claims, charges, setoffs or defenses. There are no disputes pending or, to Seller’s Knowledge, threatened, under any Included Contract, and Seller has asserted or threatened to assert any claim under any Included Contract.
n.Employee Benefits.
i.Section 2.14(a) of the Disclosure Schedule sets forth a true, correct, and complete list of all “employee benefit plans” as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), and any other plans, agreements, arrangements, programs, or payroll practices (including severance pay, other termination benefits or compensation, vacation pay, salary, company awards, stock option, stock purchase, salary continuation for disability, sick leave, retirement, deferred compensation, bonus, incentive compensation, stock purchase arrangements or policies, hospitalization, medical insurance, life insurance, and scholarship programs) (whether funded or unfunded, written or oral, qualified or nonqualified), sponsored, maintained, or contributed to or required to be contributed to by Seller or by any trade or business, whether or not incorporated, that together with Seller would be deemed a “single employer” within the meaning of Section 4001 of ERISA (a “Seller ERISA Affiliate”) for the benefit of any employee, leased employee, manager, officer, director, shareholder, member, or independent contractor (in each case either current or former) of Seller or Seller ERISA Affiliate, or with respect to which Seller or Seller ERISA Affiliate has any Liability (“Employee Benefit Plans”). Neither Seller nor any Seller ERISA Affiliate has any liability (and has not contributed or been obligated to contribute during the last six years) in respect of any Employee Benefit Plans that are: (i) subject to Section 210(a), 4063, and 4064 of ERISA or Section 413(c) of the Code; (ii) multiemployer plans (as defined in Section 4001(a)(3) of ERISA); or (iii) Employee Benefit Plans, including “benefit plans”, within the meaning of Section 5000(b)(1) of the Code providing continuing benefits after the termination of employment (other than as required by Section 4980B of the Code or Part 6 of Title I of ERISA or similar state or local Law). Seller has no Liability or contingent Liability with respect to any plan, arrangement, or practice of the type described in this Section 2.14(a), other than the Employee Benefit Plans set forth in Section 2.14(a) of the Disclosure Schedule.
ii.Purchaser’s acquisition of the Purchased Assets will not cause Purchaser or any of its Affiliates to incur any liability under Section 412 of the Code of Title IV of ERISA or result in the imposition of any Lien on the Purchased Assets. No Employee Benefit Plan is a multiple employer welfare arrangement as defined in Section 3(40) of ERISA. Seller does not maintain, sponsor, or have any Liability with respect to a Foreign Pension Plan.
iii.Each of the Employee Benefit Plans intended to qualify under Section 401(a) or 403(a) of the Code has received a determination letter from the IRS to such effect and the trusts maintained thereto are exempt from federal income taxation under Section 501 of the Code and nothing has occurred or will occur through the Closing with respect to any such plan that could reasonably be expected to cause the loss of such qualification or exemption. There are no pending Legal Proceedings which have been asserted or instituted or, to the Knowledge of Seller, threatened with respect to any of the Employee Benefit Plans that could reasonably be expected to result in Liability to Purchaser.
iv.Copies of the following documents, with respect to each of the Employee Benefit Plans, have been delivered to or made available to Purchaser: (i) any plans (including written descriptions of any material Employee Benefit Plans that have not been reduced to writing); and (ii) the most recent IRS determination or opinion letters.
v.Except as set forth on Section 2.14(e) of the Disclosure Schedule, neither the execution and delivery of this Agreement and the other Transaction Documents nor the consummation of the transactions contemplated hereby and thereby (in each case either alone or in conjunction with any other event) will: (i) result in any payment becoming due to any service provider; (ii) increase any benefits otherwise payable to any service provider including under any Employee Benefit Plan; (iii) result in the acceleration of the time of payment or vesting of any such benefits; or (iv) result in funding or acceleration of funding of any benefit under any Employee Benefit Plan.
vi.No amounts payable under any Employee Benefit Plan or any other agreement will fail to be deductible for federal income tax purposes by virtue of Section 280G of the Code.

o.Labor.
i.Section 2.15(a) of the Disclosure Schedule contains an accurate and complete list of all persons who are employees, consultants, or contractors of Seller as of the date of this Agreement providing services for the Business, and sets forth for each such individual the following: (i) name; (ii) title or position (including whether full or part time); (iii) hire date; (iv) current annual base compensation rate; (v) commission, bonus, or other incentive-based compensation; (vi) any other discretionary or non-discretionary compensation (in each instance, over $10,000); and (vii) designation as either exempt or non-exempt from the overtime pay requirements of the Fair Labor Standards Act (31 U.S.C. § 203, et seq.) or applicable state law. Section 2.15(a) of the Disclosure Schedule separately identifies each of the Business Employees who intends to remain employed by Seller post-Closing to provide services to the XConnect Business after the Closing (each an “XConnect Employee”) and will not be eligible to be a Transferred Employee.
ii.Except as disclosed on Section 2.15(b) of the Disclosure Schedule, no employee of Seller is represented by a union. Seller is not, nor has it ever been, a party to or bound by any labor or collective bargaining agreement or other Contract with a labor organization representing any of its employees, and there are no labor organizations representing, purporting to represent or, to Seller’s Knowledge, attempting to represent any employee. There has never been, nor, to Seller’s Knowledge, has there been any threat of, any strike, slowdown, work stoppage, lockout, concerted refusal to work overtime, arbitrations, or other similar labor activity or dispute affecting Seller or any of its employees in respect of the Business. There are no grievances, arbitrations, unfair labor practice charges, or other labor disputes pending or, to the Knowledge of Seller, threatened against Seller in respect of the Business. There is no organizing activity involving Seller pending or, to the Knowledge of Seller, threatened by any labor organization or any employee or group of employees of Seller in respect of the Business.
iii.There are no Legal Proceedings against Seller, or against any officer, director or employee of Seller in his or her capacity as an officer, director or employee of Seller, pending or, to the Knowledge of Seller, threatened, which could reasonably be expected to be brought or filed with any public or Governmental Body or arbitrator based on, arising out of, in connection with, or otherwise relating to the application or recruitment for employment, the terms and conditions of employment, employment practices, employment, or termination of employment of any individual or group by Seller in connection with the Business, including without limitation any claim relating to unfair labor practices, employment discrimination, harassment, retaliation, wrongful discharge, equal pay, or any other employment related matter arising under applicable Laws. During the past three (3) years, there has not been any act or allegation of or relating to sex-based discrimination, sexual harassment, sexual misconduct, workplace harassment, or breach of any policy of Seller relating to the foregoing, in each case in respect of the Business and involving any current or former employee, officer, director, manager, temporary employee, independent contractor or intern of Seller, nor has there been any settlement or similar out-of-court or pre-litigation arrangement relating to any such matters, nor has any such action, settlement or other arrangement been proposed or threatened.
iv.To the Knowledge of Seller, no executive or employee providing services for the Business currently has any plans to terminate employment with Seller, or except for XConnect Employees not continue employment with Purchaser after Closing, independently of or as a result of the transactions contemplated by this Agreement and the other Transaction Documents.
v.Except as disclosed on Section 2.15(e) of the Disclosure Schedule and in respect of the Business, Seller is and has been in compliance with all applicable Laws pertaining to employment and employment practices, including all Laws relating to labor relations, equal employment opportunities, fair employment practices, employment discrimination, harassment, retaliation, wrongful discharge, reasonable accommodation, disability rights or benefits, immigration, the verification of immigration/employment status, wage and hours, overtime compensation, child labor, health and safety, workers’ compensation, uniformed services employment, whistleblowers, leaves of absence, and unemployment insurance. All employees of Seller are appropriately classified as exempt or non-exempt under the Fair Labor Standards Act and any applicable state or local wage and hour law. All individuals characterized and treated by Seller as consultants or contractors are properly treated as independent contractors under all applicable Laws.
vi.Except as disclosed on Section 2.15(f) of the Disclosure Schedule, Seller has not undertaken any employment terminations, layoffs, furlough, shutdowns (whether voluntary or by Order), compensation or working hours reductions, or any changes to benefit or compensation programs, in each case resulting from disruptions due to COVID-19 or COVID-19 Measures, nor are any such changes currently contemplated.
vii.Seller has complied with WARN and has no plans to undertake any action in the future that would trigger WARN. No employee of Seller has suffered an “employment loss” (as defined in and covered by WARN or similar state law) during the six-month period prior to Closing.
viii.No Legal Proceeding has been filed or commenced against Seller or, to Seller’s Knowledge, any employees thereof, that (i) alleges any failure so to comply, or (ii) seeks removal, exclusion or other restrictions, in each case based upon (A) such employee’s ability to reside and/or accept employment lawfully in the U.S. and/or (B) the continued ability of Seller to sponsor employees for immigration benefits, and, to the Knowledge of Seller, there is no reasonable basis for any of the foregoing. To the Knowledge of Seller, there is no reasonable basis to believe that any Business Employee will not be able to continue to so reside and/or accept employment lawfully in the U.S. in accordance with all such Laws. No audit, investigation, or other Legal Proceeding has been commenced against Seller with respect to the Business at any time with respect to its compliance with applicable Laws relating to immigration and naturalization in connection with its hiring practices.
p.Litigation. Except as set forth in Section 2.16 of the Disclosure Schedule, there is no, and during the previous three (3) years there has been no, Legal Proceeding pending or, to the Knowledge of Seller, threatened against Seller or any of the officers, managers, directors, or key employees of Seller before any court or other Governmental Body or any arbitral tribunal relating to or involving the Business, this Agreement or the other Transaction Documents. Except as set forth in Section 2.16 of the Disclosure Schedule, during the previous three (3) years, Seller has not engaged, and is not currently engaged, in any Legal Proceeding to recover monies due it or for damages sustained by it relating to or involving the Business, and there is no unsatisfied judgment, penalty, or award affecting Seller with respect to the Business or any of the Purchased Assets. Seller is not subject to any Order of any Governmental Body relating to or involving the Business.
q.Compliance with Laws; Permits.
i.Seller is, and has been during the previous three (3) years, in compliance in all material respects with all Laws applicable to it or the ownership, lease, use, occupancy, or operation of the Purchased Assets or the conduct of the Business. Seller has not received notice, report, Order, demand, request for information, citation, summons, complaint, notice of Breach or directive or other communication (whether oral or written) from any Governmental Body of any Breach of any Law in connection with or relating to the Business and has not failed to comply with any Law in connection with or relating to the Business and the operation or use of the Purchased Assets. There is, and has been during the past three (3) years, no investigation by a Governmental Body pending against or, to the Knowledge of Seller, threatened against Seller in connection with or relating to the Business and the operation or use of the Purchased Assets. To Seller’s Knowledge, no event has occurred, or condition or circumstance exists, which could reasonably be expected to result in a material Breach of any applicable Law in connection with or relating to the Business and the operation or use of the Purchased Assets.
ii.Section 2.17(b) of the Disclosure Schedule contains a true, correct, and complete list of each Permit that is held by Seller or that otherwise relates to or is required for the ownership, lease, use, occupancy, or operation of its assets or properties that are used in the conduct of the Business, and indicates for each whether the same are transferrable to Purchaser and, if so, whether Consent to such transfer is required. Each Permit listed or required to be listed in Section 2.17(b) of the Disclosure Schedule is valid and in full force and effect. The Permits identified in Section 2.17(b) of the Disclosure Schedule collectively constitute all of the Permits necessary to enable Seller to lawfully conduct and operate the Business and to own and use its assets in the manner in which it currently owns and uses such assets. Except as set forth in Section 2.17(b) of the Disclosure Schedule:
1.Seller is, and has been, in full compliance with all of the terms and requirements of each Permit identified or required to be identified in Section 2.17(b) of the Disclosure Schedule;
2.to Seller’s Knowledge, no event has occurred, or condition or circumstance exist, which (A) could reasonably be expected to constitute or result directly or indirectly in a Breach of or a failure to comply with any term or requirement of any Permit identified or required to be identified in Section 2.17(b) of the Disclosure Schedule, or (B) could reasonably be expected to result directly or indirectly in the revocation, withdrawal, suspension, cancellation, or termination of, or any modification to, any Permit identified or required to be identified in Section 2.17(b) of the Disclosure Schedule;
3.Seller has not received any notice, report, order, demand, request for information, citation, summons, complaint, notice of Breach or directive or other communication (whether oral or written) from any Governmental Body or any other Person regarding (A) any actual, alleged, possible, or potential Breach of any term or requirement of any Permit or any investigation or hearing related thereto or (B) any actual, proposed, possible, or potential revocation, non-renewal, withdrawal, suspension, cancellation, or termination of, or modification to any Permit, and to Seller’s Knowledge, there is no basis for any of the foregoing; and
4.all applications required to have been filed for the renewal of the Permits identified or required to be identified in Section 2.17(b) of the Disclosure Schedule have been duly filed on a timely basis with the appropriate Governmental Bodies, and all other filings required to have been made with respect to such Permits have been duly made on a timely basis with the appropriate Governmental Bodies.
r.Environmental Matters.
i.Seller, its operations, and except as disclosed and in Section 2.18(a) of the Disclosure Schedule, the ownership, lease, use, occupancy, or operation of the Included Real Property are currently, and have been in the past five (5) years, in compliance with all Environmental Requirements and Permits obtained or issued or required to be obtained or issued pursuant to Environmental Requirements or otherwise relative to the Included Real Property (“Environmental Permits”). Except as disclosed in Section 2.18(a) of the Disclosure Schedule, all past noncompliance with Environmental Requirements or Environmental Permits in respect of any Included Real Property has been resolved without any pending, ongoing, or future Liability. Seller has timely applied for renewal of any Environmental Permits, and there are no pending Legal Proceedings, and to the Knowledge of Seller, there is no threatened Legal Proceeding with respect to, or that may threaten the suspension, revocation or modification of, any of the Environmental Permits.
ii.Section 2.18(b) of the Disclosure Schedule sets forth a true, correct, and complete list of all reports of environmental assessments, audits, investigations, or other similar studies or analyses which have been performed by or on behalf of Seller, or which are otherwise in Seller’s or its Affiliates’ possession or control, with respect to the Included Real Property or in connection with the Business and Seller has delivered true, correct, and complete copies of such documents to Purchaser. All known Liabilities of Seller relating to Environmental Requirements, Environmental Permits, or Hazardous Materials, in each case in respect of the Included Real Property, are specifically identified on Section 2.18(f) of the Disclosure Schedule.
iii.Except as set forth in Section 2.18(c) of the Disclosure Schedule, Seller has not received any written notice, notification, report, Order, demand, request for information, citation, summons, complaint, notice of Breach, or directive or other communication regarding any actual or alleged Breach of or Liability under any Environmental Requirements or Environmental Permits by or of Seller in connection with the Business, or any Environmental Liabilities of Seller in connection with the Business, including any investigatory, remedial, cost-sharing, or corrective obligations, relating to it, its Business, or its past or current facilities arising under Environmental Requirements in connection with the Business.
iv.Except as set forth in Section 2.18(d) of the Disclosure Schedule, there are no Environmental Claims pending or, to the Knowledge of Seller, threatened against Seller, the Business, or the Included Real Property, in each case in connection with the Business, and to the Knowledge of Seller, there are no circumstances, events, or conditions that could reasonably be expected to form the basis of any such Environmental Claim, including, in each case in connection with the Business: (i) with respect to any off-site disposal location presently or formerly used by Seller or any of its Affiliates or any of their respective predecessors; (ii) with respect to previously owned, leased, used, occupied, or operated facilities or real property; or (iii) with respect to any property at which Seller has performed any services.
v.Except as set forth in Section 2.18(e) the Disclosure Schedule, and to the Knowledge of Seller, none of the following exists at any Included Real Property: (i) underground storage tanks; (ii) friable asbestos-containing material; (iii) any radioactive materials (iii) materials, revenue-earning property, or equipment containing polychlorinated biphenyls; (iv) lead-based paint hazards; (v) mold in quantities and locations requiring removal pursuant to Environmental Requirements or commercially reasonable business practices; (vi) groundwater monitoring wells, drinking water wells, or production water wells; (vii) landfills, surface impoundments, septic tanks, pits, sumps, lagoons, or disposal areas; (viii) wetlands or areas subject to any Environmental Requirement or Law related to wetlands; or (ix) any Release of Hazardous Materials requiring any investigation, monitoring, removal, remediation, corrective action, or control pursuant to Environmental Requirements.
vi.Except as set forth in Section 2.18(f) of the Disclosure Schedule, in connection with the Business, Seller has not, at any time: (i) treated, stored, disposed of, arranged for, or permitted the disposal of, transported, handled, manufactured, distributed, exposed any Person to, or released any

Hazardous Material, in violation of or as has or could result in Liability under any Environmental Requirements; or (ii)  owned, leased, used, occupied, or operated at any property or facility where there has been a release of Hazardous Materials requiring investigation, removal or remediation pursuant to Environmental Requirements.
vii.Neither this Agreement nor any other Transaction Document nor the consummation of the transactions contemplated hereby or thereby will result in any obligations for site investigation or cleanup, or Consent of any Governmental Bodies or third parties, pursuant to any of the so-called “transaction-triggered” or “responsible property transfer” Environmental Requirements.
viii.None of the Included Real Property is listed or proposed for listing on the National Priorities List or the Comprehensive Environmental Response, Compensation and Liability Information System or on any analogous foreign, federal, state or local list.
ix.Except as set forth in Section 2.18(i) of the Disclosure Schedule or for standard indemnification clauses in customer master service agreements entered into in the Ordinary Course, Seller has not, in connection with the Business, assumed, undertaken, provided or agreed to provide an indemnity with respect to, or otherwise become subject to any Liability, including any obligation for corrective or remedial action, of any other Person relating to Environmental Requirements.
x.Except as set forth in Section 2.18(j) of the Disclosure Schedule, Seller does not currently generate Hazardous Materials that caused or cause Seller to be classified as any type of quantity generator, including a “conditionally exempt small quantity generator,” under the Resource Conservation and Recovery Act, or any analogous statutes or regulations.
s.Insurance. Section 2.19 of the Disclosure Schedule includes a true, correct, and complete list of all insurance policies owned by Seller (or as to which Seller is the beneficiary, insured, or loss payee) relating to the Business. Such insurance policies are of the type and in the amounts sufficient for compliance with all applicable Laws and all Contracts to which Seller is a party or by which it is bound. Seller has not received any notice of: (i) cancellation, adverse modification, or intent to cancel or increase premiums with respect to such insurance policies nor, to the Knowledge of Seller, is there any basis for any such action; or (ii) any significant changes that are required in the conduct of the Business as a condition to the continuation of coverage under, or renewal or modification of, any such policy. Section 2.19 of the Disclosure Schedule also contains a list of all pending claims and any claims since December 31, 2015 with any insurance company with respect to the Business and any instances since such date of a denial (or limitation in scope or amount) of coverage or claim of Seller by any insurance company.
t.Receivables. The accounts receivable and notes receivable of Seller reflected in the Balance Sheet and arising after the date thereof (to the extent not paid in full by the account debtor prior to the date of this Agreement) are valid and genuine and have arisen solely in bona fide arm’s-length transactions with non-Affiliates and non-employees for goods and services duly delivered and performed in the Ordinary Course (or, in the case of non-trade receivables, represent amounts receivable in respect of bona fide business transactions). The allowance for doubtful accounts set forth in the Balance Sheet or, in the case of accounts receivable arising since the date of the Balance Sheet, has been determined in accordance with GAAP. All reserves, allowances, and discounts with respect to such accounts receivable were and are adequate and consistent in extent with the reserves, allowances, and discounts previously maintained by Seller in the Ordinary Course and determined in accordance with GAAP consistently applied. A true, correct and complete list of all accounts receivable and notes receivable of Seller as of June 29, 2021 is included in Section 2.20 of the Disclosure Schedule. Except as set forth in Section 2.20 of the Disclosure Schedule: (i) no account debtor or note debtor is delinquent for payments in excess of $25,000 or for more than sixty (60) days; and (ii) to the Knowledge of Seller, no account debtor or note debtor is insolvent or bankrupt. Notwithstanding the foregoing, no representation or warranty is made hereunder in respect of any of the Excluded Working Capital Assets.
u.Inventory. Except as set forth in Section 2.21 of the Disclosure Schedule, each item of Inventory and revenue-earning property used in or relating to the Business is: (i) free of any significant defect or other significant deficiency, and free and clear of all Liens, except for Permitted Liens; (ii) owned by Seller and not held on a consignment basis; (iii) properly stated on the Balance Sheet (to the extent existing on the date thereof) and on the Books and Records of the Business in accordance with the provisions of GAAP and consistent with Section 1.3(a) of the Disclosure Schedule and (iv) useable or saleable and not obsolete, and there has been, except for obsolete, damaged or defective items that have been written off or written down to fair market value or for which adequate reserves have been established, and is no anticipated write-down of such Inventory or revenue-earning property.
v.Customers and Suppliers.
i.Section 2.22(a) of the Disclosure Schedule sets forth a true, correct, and complete list of the top ten (10) customers of Seller relating to the Business for the most recently ended fiscal year and for the five month period May 31, 2021, and the dollar amount of sales to each such customer during such periods. Except as set forth in Section 2.22(a) of the Disclosure Schedule since December 31, 2019, no such customer has cancelled or otherwise terminated, reduced, or indicated that it may have any intent to cancel, not renew, terminate, reduce, or adversely modify its purchases from the Business or its relationship with Seller, nor is there any dispute therewith, nor does Seller have Knowledge that any such event could reasonably be expected to occur. Seller does not provide any customer any preferential terms or discounts, or otherwise bundles products and/or services (on a de facto or de jure basis) for the direct or indirect benefit of any of its Affiliates. None of the Affiliates of Seller provide any customer any preferential terms or discounts, or otherwise bundles (or provides any similar arrangement) products and/or services (on a de facto or de jure basis) for the direct or indirect benefit of Seller. All Contracts or other arrangements with customers of Seller relating to the Business are on arms’ length terms.
ii.Section 2.22(b) of the Disclosure Schedule sets forth a true, correct, and complete list of the top ten (10) suppliers or vendors of each Seller for the most recently ended fiscal year and for the and for the five month period May 31, 2021, and the dollar amount of purchases from each such supplier during such periods. Except as set forth in Section 2.22(b) of the Disclosure Schedule, since December 31, 2019, no such supplier or vendor has cancelled or otherwise terminated, reduced, or indicated to Seller that it intends to cancel, not renew, terminate, reduce, or adversely modify its sales to the Business or its relationship with Seller, nor is there any dispute therewith. Seller does not benefit from any preferential terms or discounts from any supplier or vendor directly or indirectly as a result of any de facto or de jure bundling (or similar arrangement) of products or services with any products or services sold to any of its Affiliates. None of the Affiliates of Seller benefit from any preferential terms or discounts from any supplier or vendor directly or indirectly as a result of any de facto or de jure bundling (or similar arrangement) of products or services with any products or services sold to Seller. All Contracts or other arrangements with suppliers and vendors relating to the Business are on arms’ length terms.
w.Warranty Liabilities. All of the work and services performed and products delivered by Seller in connection with the Business have conformed with all express warranties made by Seller and with all applicable implied warranties, and no Liability for replacement, repair, or reperformance thereof or other damages exist in connection therewith other than in the Ordinary Course. Except as set forth in

Section 2.23 of the Disclosure Schedule, there are no warranties (express or implied) outstanding with respect to any products currently or previously delivered, manufactured, sold, provided, distributed, shipped, or licensed or any services rendered, by Seller in connection with the Business. Except as set forth in Section 2.23 of the Disclosure Schedule, no warranty claims have been made against Seller in connection with the Business, and to Seller’s Knowledge, there is no basis therefor. Except as set forth in Section 2.23 of the Disclosure Schedule, there are no material design, manufacturing, or other defects, latent or otherwise, with respect to any such products or services.
x.Guaranties and Liabilities. Except as set forth in Section 2.24 of the Disclosure Schedule, Seller is not a guarantor or otherwise responsible for any Liability (including Indebtedness) of any other Person in connection with the Business. Seller has not any Liability arising out of any injury to individuals or property as a result of the performance of any work or services or the provision, manufacture, or sale of any goods by Seller in connection with the Business.
y.Related Party Transactions. Except as described in Section 2.25 of the Disclosure Schedule, neither Seller nor any of its Affiliates: (i) has owned any direct or indirect interest of any kind in, or controls or is a manager, officer, employee, or partner of, or consultant to, or lender to, or borrower from, or has the right to participate in the profits of, any Person which is (A) a competitor, supplier, distributor, customer, landlord, tenant, creditor, or debtor of Seller in connection with the Business, (B) engaged in a business related to the Business, or (C) a participant in any transaction to which Seller has been a party in connection with the Business; or (ii) has been a party to any Contract with Seller or engaged in any transaction or business with Seller, in each case in connection with the Business. Seller does not have any Contract or understanding with any officer, manager, director, shareholder, employee, or member of Seller, or any Affiliate of any such Person that relates, directly or indirectly, to the subject matter of this Agreement or any other Transaction Document or the consideration payable thereunder or that contains any terms, provisions, or conditions relating to the entry into or performance of this Agreement or any other Transaction Document by Seller.
z.Brokers Fees. Except as set forth in Section 2.26 of the Disclosure Schedule, Seller has no Liability to pay any fees or commissions to any investment banker, broker, finder, or agent with respect to the transactions contemplated by this Agreement and the other Transaction Documents.
aa.Absence of Certain Business Practices; FCPA.
i.Except as set forth in Section 2.27 of the Disclosure Schedule, Seller has not, and no Affiliate or agent of Seller, and no other Person acting on behalf of or associated with Seller, acting alone or together, has, in connection with the Business: (i) received, directly or indirectly, any rebates, payments, commissions, promotional allowances, or any other economic benefits, regardless of their nature or type, from any customer, supplier, or employee or agent of any customer or supplier; or (ii) directly or indirectly given or agreed to give any money, gift or similar benefit to any customer, supplier, or employee or agent of any customer or supplier, any official or employee of any Governmental Body (domestic or foreign), or any political party or candidate for office, or other Person who was, is or may be in a position to help or hinder the business of Seller (or assist Seller in connection with any actual or proposed transaction), in each case which: (i) may subject Seller to any damage or penalty in any civil, criminal, or governmental Legal Proceeding; (ii) if not given in the past, may have had an adverse effect on the assets, Business, or operations of Seller; or (iii) if not continued in the future, may adversely affect the assets, Business, or operations of Purchaser.

ii.Seller has not nor, to the Knowledge of Seller, has any of Seller’s respective employees, agents, advisors, consultants, representatives, or others for whom any of them may have responsibility, taken any action, directly or indirectly, in connection with the Business, that constitutes: (i) a Breach or an alleged Breach by such Persons of the Foreign Corrupt Practices Act of 1977, as amended (the “FCPA”), including making use of the mails or any means or instrumentality of interstate commerce corruptly in furtherance of an offer, payment, promise to pay, or authorization of the payment of any money, or other property, gift, promise to give, or authorization of the giving of anything of value to any “foreign official” (as such term is defined in the FCPA) or any foreign political party or official thereof or any candidate for foreign political office, in contravention of the FCPA; (ii) a Breach or alleged Breach by such Persons of any other applicable Laws relating to bribery or corruption (the “Anti-Corruption Laws”); or (iii) a Breach or alleged Breach of applicable Laws relating to the Business.
iii.Seller has conducted its respective business in compliance with the FCPA and the Anti-Corruption Laws.
ab.Surety Bonds. Other than as required under applicable Laws relating to workers’ compensation programs all of which are listed in Section 2.28 of the Disclosure Schedule, Seller has not posted any deposits, letters of credit, trust funds, stand-alone indemnification agreements, bid bonds, performance bonds, bid bonds, completion bonds, reclamation bonds, and surety bonds (along with all such similar undertakings, “Surety Bonds”) in connection with the Business. Seller is in compliance with all Surety Bonds applicable to it.
ac.PPP Loans. (a) All information provided by Seller or any of its Affiliates in any application for any loans made to Seller under the Paycheck Protection Program, as such loans are set forth on Section 2.29 of the Disclosure Schedule (the “PPP Loans”), or otherwise delivered to the PPP Lender or any applicable Governmental Body in connection with each PPP Loan was and is true and correct in all material respects; (b) Seller has used the proceeds of each PPP Loan exclusively for uses of proceeds eligible for forgiveness under Section 1106 of the CARES Act in the manner required under the CARES Act to obtain forgiveness of the largest possible amount of each PPP Loan; (c) no default or event of default exists under any of the PPP Loan Documents; (d) assuming all consents, approvals, authorizations, permits, filings and notifications set forth in Section 2.5 of the Disclosure Schedule have been obtained or made, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will result in a default or event of default under any PPP Loan Document; and (e) the Seller has complied in all material respects with all of the terms and guidelines of the Paycheck Protection Program with respect to each PPP Loan. Seller delivered to Purchaser true and complete copies of all documentation executed in connection with each PPP Loan. Prior to the date hereof, Seller has submitted a loan forgiveness application, along with all required supporting documentation, to the PPP Lender for the forgiveness of all Liabilities, obligations, and Indebtedness of Seller under the PPP 2 Loan. The PPP 1 Loan has been forgiven in full by the SBA, including the principal amount and any interest accrued thereon, prior to the date hereof.
ad.Investor Representations. Seller is an “accredited investor,” as such term is defined in Regulation D under the Securities Act. Seller is acquiring the Equity Interest for the purpose of investment and not with a view towards the sale or distribution thereof within the meaning of the Securities Act. Seller has been furnished with or has had access to the information it has requested from Purchaser and has had an opportunity to discuss with the management of Purchaser the business and financial affairs of Parent and its subsidiaries, and has generally such knowledge and experience in business and financial matters and with respect to investments in securities of so as to enable it to understand and evaluate the risks of such investment and to form an independent investment decision with respect thereto. Seller understands that the Equity Interest has not been registered under the Securities Act, by reason of their issuance by Parent in a transaction exempt from the registration requirements of the Securities Act, and that the Equity Interest must continue to be held by Seller unless a subsequent disposition thereof is registered under the Securities Act or is exempt from such registration. Notwithstanding the foregoing, Seller intends to distribute some or all of the Equity Interest to the Owners after the date hereof as may be permitted under applicable federal and state securities laws.
ae.Exclusivity of Representations and Warranties. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES EXPRESSLY SET FORTH IN THIS ARTICLE II OR IN THE OTHER TRANSACTION DOCUMENTS, NEITHER SELLER NOR ANY OWNER IS MAKING OR WILL BE DEEMED TO HAVE MADE ANY OTHER REPRESENTATIONS OR WARRANTIES, WRITTEN OR ORAL, STATUTORY, EXPRESS OR IMPLIED AS TO (A) MERCHANTABILITY OR FITNESS FOR ANY PARTICULAR USE OR PURPOSE, (B) THE OPERATION OF THE BUSINESS AFTER THE CLOSING IN ANY MANNER, OR (C) THE PROSPECTS, PROBABLE SUCCESS, OR PROFITABILITY OF THE BUSINESS AFTER THE CLOSING. NOTHING CONTAINED IN THIS SECTION 2.31 IS INTENDED TO LIMIT PURCHASER’S REMEDIES SET FORTH HEREIN FOR BREACH OF THE SPECIFIED REPRESENTATIONS AND WARRANTIES OF THE SELLER OR OWNERS SET FORTH IN THIS AGREEMENT.
2.
REPRESENTATIONS AND WARRANTIES OF PURCHASER AND PARENT
Purchaser and Parent, jointly and severally, represent and warrant to Seller as follows:
a.Formation and Related Matters. Parent is a corporation and Purchaser is a limited liability company, in each case, duly formed, validly existing, and in good standing under the Laws of the State of Delaware and each of Parent and Purchaser has all requisite entity power and authority to own, lease, and operate its properties and to carry on its business. Each of Parent and Purchaser is duly qualified or authorized to do business as a foreign corporation and is in good standing under the Laws of each jurisdiction in which it leases real property and each other jurisdiction in which the conduct of its business or the ownership of its properties requires such qualification or authorization, each of which is set forth in Section 3.1 of the Disclosure Schedule.
b.Authorization and Enforceability. Each of Parent and Purchaser has all requisite power and authority to execute and deliver this Agreement and each other Transaction Document to which each is or will be a party, and to consummate the transactions contemplated hereby and thereby. The execution, delivery, and performance by Parent and Purchaser of this Agreement and each of the other Transaction Documents to which each is or will be a party have been duly authorized by all necessary action on the part of Parent and Purchaser. This Agreement has been, and the other Transaction Documents to which such entity is a party will be, duly and validly executed and delivered by each of Parent and Purchaser. This Agreement constitutes, and the other Transaction Documents will constitute when executed, legal, valid, and binding obligations of Parent and Purchaser, enforceable against each of them in accordance with their respective terms, subject to the Remedies Exceptions.
c.Conflicts; Consents of Third Parties. Except as set forth in Section 3.3 of the Disclosure Schedule, the execution and delivery of this Agreement and the other Transaction Documents to which either of Parent or Purchaser is a party, the consummation of the transactions contemplated hereby or thereby, and compliance by them with the provisions hereof or thereof does not and will not: (a) Breach any provision of the Governing Documents of Parent or Purchaser; (b) Breach in any material respect any

Law or any Order by which any Parent or Purchaser is bound, or give any Governmental Body or any other Person the right to obtain any relief under, or revoke or otherwise modify any rights held under, any such Law or Order; or (c) result in the creation of any Lien other than Permitted Liens upon the properties or assets of Parent or Purchaser. Except as set forth in Section 3.3 of the Disclosure Schedule, no Consent, Order, registration, qualification or decree of, any Governmental Body waiver, declaration or filing with, or notification to any Person, including any Governmental Body, is required on the part of Parent or Purchaser in connection with the execution, delivery, and performance of this Agreement or the other Transaction Documents, or the compliance by any of them with any of the provisions hereof or thereof, except as may be required under the Securities Act or state securities laws.
d.Brokers Fees. Neither Parent nor Purchaser has any Liability to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement and the other Transaction Documents.
e. Equity Interest. The shares of Class A Stock constituting the Equity Interest will, when issued and evidence of issuance is delivered to Seller at the Closing, be duly and validly issued and fully paid and nonassessable.
Section 3.6    SEC Reports.

    (a)    Parent has filed, on a timely basis, all reports with the SEC required to be filed by it pursuant to the Exchange Act (the “Parent SEC Reports”) and the rules and regulations of the SEC thereunder, all of which have complied as of their respective filing dates, in all material respects with all applicable requirements of the Exchange Act, and the rules and regulations promulgated thereunder.  None of the Parent SEC Reports at the time filed contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, except for such statements, if any, as have been modified by subsequent filings prior to the date hereof.

    (b)    The consolidated financial statements of Parent and its subsidiaries included in the Parent SEC Reports complied as to form, at the time filed, in all material respects with the published rules and regulations of the SEC with respect thereto.  Such financial statements present fairly the consolidated financial position of Parent and its subsidiaries as of their respective dates and consolidated results of operations for the periods then ended.  Since the most recent date of the financial statements set forth in the Parent SEC Reports, neither Parent nor its subsidiaries has incurred any material adverse change in its financial position or results of operations.

    Section 3.7    Litigation.  There are no Legal Proceedings pending against or, to the knowledge of Parent or Purchaser, threatened against, Parent or Purchaser, except for such Legal Proceedings as would not reasonably be expected, individually or in the aggregate, to prevent or materially delay the transactions contemplated by this Agreement or any other Transaction Document to which Parent or Purchaser is a party.

3.
COVENANTS
a.Further Assurances; Support. If any further action is necessary or desirable to carry out the purposes of this Agreement and the other Transaction Documents, or to consummate the transactions contemplated hereby and thereby, each of the Parties will take such further commercially reasonable action (including the execution and delivery of such further instruments and documents) as Purchaser or Seller reasonably may request. At any applicable time within 24 months after the Closing:
i.Seller shall furnish all information about Seller and the Purchased Assets and all financial information related thereto to Parent as Parent may reasonably request in connection with the preparation and filing of any filings that Parent or any of its Affiliates may be required to make with the SEC under applicable Law in connection with the transactions contemplated hereby or any other related matters (the “Required Purchaser Filings”). Parent or any applicable Affiliate shall indemnify and hold harmless Seller and its Affiliates from and against any and all losses or damages actually suffered or incurred by them directly in connection with any Required Purchaser Filing (other than to the extent related to information provided by Seller regarding Seller or the Purchased Assets). Furthermore, any documented out-of-pocket expenses incurred by Seller or its Affiliates in connection therewith, including any expenses associated with obtaining audited financials, and any legal fees, shall be reimbursed to Seller by Purchaser promptly upon receipt of an invoice therefor.
ii.At Parent’s request, Seller shall use commercially reasonable efforts to obtain the consents of Seller’s independent accounting firm to include the reports of such firm with respect to any financial statements related to Seller or the Purchased Assets in the Required Purchaser Filings, each dated as of the filing date of the applicable Required Purchaser Filing or such other date as reasonably requested by Parent. In addition, Seller will not object to the use of any such financial statements in connection therewith.
iii.At Parent’s request, Seller shall use commercially reasonable efforts to cause to be delivered to Parent, at Parent’s expense, “comfort” letters of Seller’s independent accounting firm, each dated as of a date as reasonably requested by Parent, and addressed to Parent or its specified Affiliate or Affiliates with regard to financial statements and financial information related to Seller or the Purchased Assets included in, or incorporated by reference into, any such Required Purchaser Filing, in form and substance customary in scope and substance for “comfort” letters delivered by independent public accountants in connection with underwritten public debt or equity offerings.
iv.Without limiting the scope of the foregoing, Seller shall also use commercially reasonable efforts to assist Parent, in connection with its efforts to (i) prepare and file any unaudited financial statements, in each case, that are required to be included under Item 2.01 and/or Item 9.01 of Form 8-K in connection with a Current Report on Form 8-K to be filed by Parent under the Exchange Act as a result of consummation of the transactions contemplated hereby and (ii) obtain any consents of Seller’s independent auditor required under the Securities Act or the Exchange Act in connection with the filing of such Current Report on Form 8-K. For the avoidance of doubt, such review and audit of Seller’s operations shall be at Purchaser’s sole expense and discretion.
b.Names and Logos. From and after the Closing, Seller shall, and shall cause its Affiliates, not to use any names or logos incorporating or similar to “PerfX”, “PerfX Wireline” or “PerfX Wireline Services” or any derivatives thereof or any other logo or trade name ever used in the Business or included in the Purchased Assets. As soon as practicable, but in any event within thirty (30) days after Closing, Seller shall, and shall cause its Affiliates to, change its and their names to names not including the phrase “PerfX”, “PerfX Wireline” or “PerfX Wireline Services” or which is otherwise similar to its current name, and must withdraw or change its name in all jurisdictions in which it is qualified to do business as a foreign entity. Seller will change its name to XConnect, LLC or to a similar name.

c.Mail; Payments; Receivables. From and after the Closing, Seller shall promptly (but in any event no later than ten (10) Business Days after the receipt of such inquiry or correspondence) refer to Purchaser all customer, supplier, employee, or other inquiries or correspondence relating to the Purchased Assets and the conduct of the Business after the Closing. From and after the Closing, if Seller or its Affiliates receives or collects any funds relating to any accounts receivable, the Business, or any other Purchased Assets (in each case, excluding with respect to the Excluded Assets), Seller and its Affiliates shall remit such funds to Purchaser within five (5) Business Days after its receipt thereof. Additionally, for a period of one hundred twenty (120) days following the Closing Date, Seller shall provide Purchaser with online (view only) access to the bank accounts of Seller where accounts receivables are received from customers. Effective upon the Closing, Seller hereby appoints Purchaser as its true and lawful attorney-in-fact to: (i) receive and open all mail, packages, and other communications addressed to Seller related to the Business; and (ii) demand and receive all accounts receivable and endorse without recourse the name of Seller on any check or any other evidences of indebtedness received by Purchaser on account of the Business and the Purchased Assets transferred to Purchaser hereunder. Seller agrees that the foregoing appointment shall be coupled with an interest and shall be irrevocable. From and after the Closing, Purchaser shall promptly (but in any event no later than ten (10) Business Days after the receipt of such inquiry or correspondence) refer to Seller all customer, supplier, employee, or other inquiries or correspondence relating to the Excluded Assets and the Excluded Liabilities. Following the Closing, Purchaser shall collect the accounts receivable included in the Excluded Assets as agent for Seller in a manner consistent with past practices. From and after the Closing, if Purchaser or its Affiliates receives or collects any funds relating to any Excluded Assets, Purchaser and its Affiliates shall hold such funds as agent of Seller and will remit such funds to Seller, without offsets or deductions of any kind other than deductions for Purchaser’s reasonable out-of-pocket costs incurred in connection with the collection and payment of such funds, within five (5) Business Days after its receipt thereof (without taking title to or otherwise encumbering such funds).
d.Public Announcements; Confidentiality. From and after the Closing, (i) Seller shall not make any press release or public announcement with respect to the transactions contemplated hereby without the prior written consent of Purchaser and (ii) Purchaser shall not make any press release or public announcement with respect to the transactions contemplated hereby except as required by applicable Law or the regulations of any applicable securities exchange (and after giving Seller reasonable advance notice and the opportunity to provide its comments thereto). From and after the Closing, Seller shall, and shall cause its respective Affiliates, agents, representatives, and professionals to, hold in confidence (and not disclose or provide access to any other Person) and not use, any and all confidential or proprietary information, whether written or oral, concerning the Business, except to the extent that Seller can show that such information: (i) is generally available to and known by the public through no fault of Seller or any of their respective Affiliates or representatives; or (ii) was lawfully acquired by Seller or any of their respective Affiliates or representatives from and after the Closing from sources unrelated to Purchaser or Seller which are not prohibited from disclosing such information by a legal, contractual or fiduciary obligation. If Seller or any of its respective Affiliates or representatives is compelled to disclose any information by judicial or administrative process or by other requirements of Law, Seller shall promptly notify Purchaser in writing and shall disclose only that portion of such information which Seller is advised by its counsel in writing is legally required to be disclosed; provided, however, that Seller shall use commercially reasonable efforts to obtain, and immediately notify Purchaser in writing so that Purchaser shall be able to seek to obtain, an appropriate protective Order or other reasonable assurance that confidential treatment will be accorded such information. The parties acknowledge that any confidentiality or non-disclosure agreements executed prior to the date hereof by and between Seller and Purchaser or their respective Affiliates (or investment bankers representing them) are hereby terminated, without further action required by any party thereto.

e.Tax Covenants.
i.Notwithstanding anything to the contrary set forth in this Agreement, any and all transfer, sales, use, purchase, value added, excise, real property, personal property, intangible stamp, documentary, registration, business, occupation or similar Taxes imposed on, or resulting from, the transfer of any Purchased Assets pursuant to this Agreement (excluding any franchise taxes imposed on Seller) and all related penalties and interests (collectively “Transfer Taxes”) shall be borne equally by Seller and Purchaser. Seller and Purchaser shall reasonably cooperate to prepare and file all necessary Tax Returns and other documentation with respect to all such Transfer Taxes, and all costs of such preparation and filing shall be borne equally by Seller and Purchaser.
ii.All real property Taxes, personal property Taxes and similar ad valorem obligations levied with respect to any Purchased Assets for a taxable period which includes (but does not end on) the Closing Date, whether or not imposed or assessed before or after the Closing Date, shall be apportioned between Seller, on one hand, and Purchaser, on the other hand, based on the number of days of such taxable period through the Closing Date (the “Pre-Closing Property Tax Period”) and the number of days of such taxable period after the Closing Date (the “Post-Closing Property Tax Period”). Seller shall be liable under this Section 4.5(b) for the proportionate amount of such Taxes that is attributable to the Pre-Closing Property Tax Period, and Purchaser shall be liable for the proportionate amount of such Taxes that is attributable to the Post-Closing Property Tax Period. Within ninety (90) days after the Closing Seller or Purchaser, as applicable, shall present a statement to the other Party setting forth the amount of reimbursement to which each it entitled under this Section 4.5(b) together with such supporting evidence as is reasonably necessary to calculate the amount of such reimbursement. Thereafter, upon receipt of any bill for such Taxes, Purchaser or Seller, as applicable, shall notify the other Party of the receipt of such bill and shall present a statement to the other Party setting forth the amount of reimbursement to which it shall be entitled under this (c) upon payment of such bill, together with such supporting evidence as is reasonably necessary to calculate the amount of reimbursement. Payment of any such reimbursement amount shall be made within ten (10) days after delivery of such statement. In the event that Seller or Purchaser shall make any payment for which it is entitled to reimbursement under this Section 4.5(b), the other Party shall make such reimbursement promptly, but in no event later than ten (10) days after the presentation of a statement setting forth the amount of reimbursement to which the presenting Party is entitled, along with such supporting evidence as is reasonably necessary to calculate the amount of reimbursement.
iii.Purchaser and Seller agree to furnish or cause to be furnished to each other, upon reasonable request, as promptly as practicable, such information and assistance relating to the Business, the Purchased Assets and Assumed Liabilities (including access to Books and Records) as is reasonably necessary for the filing of all Tax Returns, the making of any election relating to Taxes, the preparation for any audit by any taxing authority, and the prosecution or defense of any action relating to any Tax. Any expenses incurred in furnishing such information or assistance shall be borne by the Party requesting it.
f.Non-Competition; Non-Solicitation.
i.Each of the Owners acknowledges that as a result of his or her affiliation with and involvement in the operation of Seller, he or she is familiar with the trade secrets and other confidential information of Seller and has significantly and uniquely contributed to the development and maintenance of the goodwill of Seller throughout the U.S. (the “Territory”). Each Owner further acknowledges and agrees that the Business currently operates and is reasonably expected to operate within the Territory.

Accordingly, each Owner agrees to the covenants set forth in this Section 4.6 and acknowledges that Purchaser would not have entered into this Agreement but for such Owner’s agreement to the restrictions set forth in this Section 4.6.
ii.For a period of four (4) years from and after the Closing Date (the “Restricted Period”), each Owner and Seller shall not, directly or indirectly, own, operate, lease, manage, control, engage in, invest in, lend to, own any debt or equity security or interest of, permit his name to be used by, act as a director, manager, partner, consultant, or advisor to, render services for or to (alone or in association with any Person, including any family member of such Owner), or otherwise participate or assist any Person other than Purchaser in any manner in any business that is engaged in the Business anywhere in the Territory (including any business selling the same or similar products or services); provided, however, that nothing in this Section 4.6 shall prohibit such Owner from holding (i) the Equity Interest, or (ii) a passive beneficial ownership interest of less than two percent (2%) of the outstanding publicly traded equity securities of any entity; and provided, further, that (i) Seller and each Owner shall be permitted to engage in Permitted XConnect Activities and (ii) an Owner shall be permitted to engage in the Business to the extent that it or an Affiliate has foreclosed on the collateral which secures the Seller Note.
iii.During the Restricted Period, Seller and each Owner shall not, directly or indirectly, and shall cause his Affiliates not to, anywhere in the Territory: (i) hire, engage, or solicit (or attempt any of the foregoing) for employment (or engagement as a consultant) any person who (A) was a Transferred Employee or (B) is or was employed (or engaged as a consultant) by Purchaser or by its Affiliates (in connection with the Business), or encourage or induce or attempt to encourage or induce any such employee or consultant to leave such employment or engagement; provided that the foregoing restriction shall not apply to (x) generalized searches for employees through media advertisements of general circulation, employment search firms, open job fairs or other similar means which are not specifically targeted at such employees or (y) employees who leave the employment of Purchaser or its Affiliates, whether voluntarily or involuntarily, provided that such cessation of employment was not the result of any encouragement by such Owner or any solicitation otherwise prohibited hereby; (ii) encourage or induce or attempt to encourage or induce any Person who is or was within one (1) year prior to Closing a customer, supplier, vendor, licensee, licensor, franchisee, or other business relation of any of Seller, Purchaser, or Purchaser’s Affiliates (collectively, the “Company Parties”) to cease doing business or modify the way it does business with Purchaser or its Affiliates, or in any way interfere with or otherwise affect the relationship between any such customer, supplier, licensee, licensor, franchisee, or business relation and Purchaser or its Affiliates; or (iii) solicit any Company Party for a business competitive with the Business in the Territory (including any business selling the same products or services or products and services functionally equivalent to those sold by Seller); provided, however, that the XConnect Business, as currently conducted and proposed to be conducted following the Closing, shall not be deemed to constitute a competitive business for purposes of this Agreement.
iv.Seller and each Owner acknowledges that the covenants contained herein are in addition to those set forth in any other agreement Seller or such Owner may enter into with Purchaser and/or its Affiliates and nothing herein is intended to or shall limit the covenants contained therein or vice versa. Seller and each Owner acknowledges that the covenants contained herein are necessary to protect and preserve the trade secrets and other confidential information and goodwill acquired by Purchaser in connection with the acquisition contemplated by this Agreement and other Transaction Documents.
v.The Parties hereto acknowledge and agree that Purchaser and each of its Affiliates, successors, and assigns would suffer irreparable harm from a Breach of Section 4.4 or this Section 4.6 and that money damages would not be an adequate remedy for any such Breach. Therefore, in the event a

Breach or threatened Breach of Section 4.4 or this Section 4.6, Purchaser and its successors and assigns, in addition to other rights and remedies available at Law or in equity, shall be entitled to specific performance, injunctive, and other equitable relief in order to enforce or prevent any Breach of the provisions of this Agreement. The restrictive covenants set forth in Section 4.4 or this Section 4.6 shall be construed as agreements independent of any other provision in this Agreement, and the existence of any claim or cause of action of any Party against Purchaser, whether predicated upon this Agreement or any other Transaction Document or otherwise, shall not constitute a defense to the enforcement by Purchaser of any restrictive covenant contained in Section 4.4 or this Section 4.6. Purchaser has fully performed all obligations entitling it to the restrictive covenants set forth in Section 4.4 or this Section 4.6, and such restrictive covenants therefore are not executory or otherwise subject to rejection under Chapter 11 of Title 11 of the U.S. Code.
vi.If the final judgment of a court of competent jurisdiction declares any term or provision of Section 4.4 or this Section 4.6 to be invalid or unenforceable, the Parties agree that the court making the determination of invalidity or unenforceability shall have the power to reduce the scope, duration, or area of the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified to cover the maximum duration, scope or area permitted by Law. In addition, in the event of an alleged Breach by any Party of Section 4.4 or this Section 4.6, the Restricted Period shall be tolled with respect to such Party until such Breach has been duly cured.
g.Bulk Sales Laws. The Parties hereby waive compliance with the provisions of any bulk sales, bulk transfer or similar Laws of any jurisdiction (collectively, “Bulk Sales Laws”) that may otherwise be applicable with respect to the sale of any or all of the Purchased Assets to Purchaser.
h.Employees and Employee Benefits.
i.At or prior to the end of the Secondment Period (as defined in the Transition Services Agreement), Purchaser may offer employment to any Business Employees other than XConnect Employees, contingent upon their passing any pre-condition to being employed by Purchaser (including any drug or alcohol screening or other reasonable testing not inconsistent with the testing Purchaser requires of its existing employees) (such employees receiving and accepting such offer, the “Transferred Employees”). Seller shall use commercially reasonable efforts to cooperate with Purchaser’s efforts to cause all terminated Business Employees that Purchaser desires to hire to accept such employment. Seller shall bear any and all obligations of and Liabilities under WARN or applicable state law resulting from employment losses relating to terminations of Business Employees by Seller, including as a result of the failure of any Business Employee to satisfy any pre-condition to being employed by Purchaser.
ii.Except for accrued payroll and accrued vacation wages included in the Final Closing Net Working Capital, Seller shall be solely responsible, and Purchaser shall have no obligations whatsoever for, any compensation or other amounts payable to any current or former employee, officer, director, independent contractor, or consultant of the Business, including hourly pay, commission, bonus, salary, accrued vacation, sick time, or other paid time off, fringe, pension or profit sharing benefits, severance pay, or any other payments for any period relating to the service with Seller at any time prior to the Closing, and Seller shall pay all such amounts to all entitled persons prior to the Closing.
iii.Seller shall remain solely responsible for the satisfaction of all claims for medical, dental, life insurance, health accident, or disability benefits brought by or in respect of current or former employees, officers, directors, independent contractors, or consultants of the Business or the spouses, dependents, or beneficiaries thereof, which claims relate to events occurring prior to the Closing. Seller also shall remain solely responsible for all worker’s compensation claims of any current or former employees, officers, directors, independent contractors, or consultants of the Business which relate to events occurring prior to the Closing. Seller shall pay, or cause to be paid, all such amounts to the appropriate persons as and when due. Purchaser shall not assume any Liability under any of the Employee Benefit Plans.
iv.Seller and its ERISA Affiliates shall retain and perform all obligations under Section 4980B of the Code (“COBRA”), including COBRA stimulus rules, with respect to all employees of the Business and their covered dependents on the Closing. For the avoidance of doubt, it is understood that Seller shall indemnify and hold Purchaser harmless for any and all costs, Liabilities, and expenses with respect to M&A Qualified Beneficiaries (as such term is defined in Treasury Regulations Section 54.4980B-9) in connection with the transactions contemplated by this Agreement and the other Transaction Documents and arising under Part 6 of Title I of ERISA and Section 4980B of the Code.
v.Nothing contained herein shall (i) be construed to restrict in any way the ability of Purchaser to (A) amend, terminate or modify the duties, responsibilities or employment of any employee or independent contractor, including any Transferred Employee, or (B) to amend, terminated or modify any employee benefit plan or program maintained by Purchaser, (ii) be treated as an amendment or other modification of any compensation or benefit arrangement of Purchaser, or (iii) be construed to create any third-party beneficiary rights in any Business Employee, Transferred Employee, service provider, independent contractor, consultant or any other Person, whether in respect of continued service or resumed service, compensation, benefits or otherwise.
vi.With respect to employment Tax matters (i) Purchaser shall not assume Seller’s obligation to prepare, file and furnish IRS Form W-2s with respect to the Transferred Employees for the year including the Closing Date; (ii) Seller and Purchaser shall utilize the “standard procedure” with respect to each Transferred Employee pursuant to the procedure prescribed by Section 4 of Revenue Procedure 2004-53; and (iii) Seller and Purchaser shall work in good faith to adopt similar procedures under applicable wage payment, reporting and withholding Laws for all Transferred Employees in all appropriate jurisdictions.
i.Dissolution. Seller shall not become insolvent or dissolve for three (3) years after the Closing or thereafter if any claim is pending relating to this Agreement.
j.Employee Restrictive Covenant Agreements. Notwithstanding anything to the contrary set forth in this Agreement, to the extent (and only to the extent) of benefit and not of burden to Purchaser, and to the extent assignable, all non-competition, non-solicitation and restrictive covenant agreements and arrangements, and all invention assignments and work made for hire provisions regarding Seller arising by operation of Law or contract (including pursuant to any Governing Document) with respect to the relationship between Seller, the Owners and any of the Seller’s current or former members, shareholders, employees or independent contractors, in each case relating to the Business, are hereby assigned, effective as of the Closing, by Seller to Purchaser, in accordance with, and to the extent specified in, Article I, and shall be enforced in accordance with their respective terms (including governing law). To the extent that any such non-competition, non-solicitation or restrictive covenant agreements and arrangements and any such invention assignments and work made for hire provisions are not assignable, Seller shall: (a) use commercially reasonable efforts at the Purchaser’s expense to enforce such agreements or provisions on behalf of Purchaser or otherwise assign to Purchaser its “chose in action” related to such agreements or provisions; (b) not enforce any of same without the prior written consent of Purchaser; and (c) waive the application of such agreements or provisions as they may apply to any Transferred Employee’s employment with or engagement by Purchaser or any of its Affiliates.
k.Release of Liens. At or prior to Closing, Seller shall use commercially reasonable efforts to cause the release of all Liens (except Permitted Liens) on all Purchased Assets.
l.Insurance. Purchaser acknowledges that from and after the Effective Time, the Purchased Assets shall cease to be insured by Seller’s or its Affiliates’ insurance policies or by any of their self-insured programs, except to the extent contemplated by the Transition Services Agreement. Notwithstanding anything to the contrary set forth in this Agreement, all calculations of Net Working Capital shall be net of cash received from insurers after the date of this Agreement with respect to assets.
m.Registration Statement; Rule 144.
i.Parent (i) shall prepare and file a registration statement with the SEC in accordance with and pursuant to Rule 415 promulgated under the Securities Act (“Resale Shelf”) to permit the public resale of the Equity Interest by Seller no later than 90 calendar days following the Closing Date (subject to Seller timely providing the Required Information), (ii) shall use commercially reasonable efforts to cause the Resale Shelf to be declared effective under the Securities Act as promptly as practicable, and (iii) shall use commercially reasonable efforts to cause such Resale Shelf to remain effective thereafter until the earlier of the date on which there are no longer any Registrable Securities and a period of three years following the date which such Resale Shelf was declared effective by the SEC (the “Required Effective Period”).  Seller and shall complete, execute, acknowledge and deliver such questionnaires and other documents, certificates and instruments as may be reasonably requested by Parent in connection with the filing of the Resale Shelf (the “Required Information”).
ii.Notwithstanding Section 4.13(a):
1.If the Resale Shelf has been filed but not declared effective by the SEC, Parent shall not be required to request effectiveness of such Resale Shelf, or, if such Resale Shelf has been declared effective by the SEC, may suspend the use of any prospectus that is part of the Resale Shelf, for up to ninety (90) days from the date of the Suspension Notice (as hereinafter defined), by providing written notice to the applicable Holders if Parent shall have furnished to such Holders a certificate signed by the Chief Executive Officer (or other authorized officer) of Parent stating that Parent’s Board of Directors has determined in its reasonable good faith judgment that the request for effectiveness of such Resale Shelf should be delayed or the offer or sale of Registrable Securities pursuant to the Resale Shelf should be suspended (as applicable); provided that Parent may not invoke a delay or suspension pursuant to this Section 4.13(b)(i) for more than ninety (90) days in the aggregate in any 12-month period.  Parent may invoke this Section 4.13(b)(i) only if Parent’s Board of Directors determines in good faith, after consultation with its advisors or legal counsel, that the request for effectiveness of the Resale Shelf or offer or sale of Registrable Securities pursuant to the Resale Shelf (as applicable) would reasonably be expected to: (i) have a material adverse effect on any proposal or plan by Parent or any of its subsidiaries to engage in any material acquisition of assets or stock (other than in the ordinary course of business) or any material merger, consolidation, tender offer, recapitalization, reorganization or other transaction involving Parent or any of its subsidiaries; or (ii) require premature disclosure of material non-public information (“MNPI”) that Parent has a bona fide business purpose for preserving as confidential; provided that a Suspension Event (as hereinafter defined) shall automatically expire upon the public disclosure of the information to which the MNPI relates.
2.In the case of an event that causes Parent to delay the effectiveness of the Resale Shelf, or suspend the use of any prospectus that is part of the Resale Shelf, as set forth in Section 4.13(b)(i) (a “Suspension Event”), Parent shall give a notice to the applicable Holders (a “Suspension Notice”) of such delay or suspension and such notice shall state that such delay or suspension shall continue only for so long as the Suspension Event or its effect is continuing. Parent shall not include any MNPI in the Suspension Notice or otherwise provide such information to Holders unless specifically requested in writing. No Holder shall sell any Registrable Securities pursuant to the Resale Shelf at any time after it has received a Suspension Notice from Parent and prior to receipt of an End of Suspension Notice. Holders may recommence sales pursuant to the Resale Shelf following further written notice to such effect (an “End of Suspension Notice”) from Parent, and such End of Suspension Notice shall be given by Parent to the applicable Holders promptly following the conclusion of any Suspension Event.
3.Notwithstanding any provision herein to the contrary, if Parent gives a Suspension Notice with respect to the Resale Shelf, Parent agrees that it shall:
a.extend the Required Effective Period, which such Resale Shelf shall be maintained effective by the number of days during the period from the date of receipt by the selling Holders named in the Resale Shelf of the Suspension Notice to and including the date of receipt by the selling Holders of the End of Suspension Notice;
b.as promptly as practicable after selling Holders’ receipt of an End of Suspension Notice, prepare a post-effective amendment or supplement to the registration statement or the prospectus or any document incorporated therein by reference, or file any required document so that, as thereafter delivered to purchasers of the Registrable Securities included therein, the prospectus will not include an untrue statement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading; and
c.provide copies of any supplemented or amended prospectus necessary to resume sales, with respect to each Suspension Event;
provided that such period of time shall not be extended beyond the date that there are no longer Registrable Securities covered by such Resale Shelf.
4.With a view to making available to Seller the benefits of Rule 144 and Rule 144A promulgated under the Securities Act and other rules and regulations of the SEC that may at any time permit Seller to sell Class A Stock to the public without registration, Parent covenants that it will (i) for as long as the Class A Stock is registered pursuant to Section 12(b), Section 12(g) or Section 15(d) of the Exchange Act, use its commercially reasonable efforts to file in a timely manner all reports and other documents required, if any, to be filed by it under the Securities Act and the Exchange Act and the rules and regulations adopted thereunder, (ii) if it is not required to file such reports, make available information necessary to comply with Rule 144 and Rule 144A, if available with respect to resales of the Registrable Securities under the Securities Act, at all times, and (iii) so long as Seller owns any shares issued pursuant to this

Agreement that are characterized as “restricted securities” under federal securities laws, furnish upon the reasonable request of Seller, to the extent accurate, a written statement of Parent that it has complied with the reporting requirements of Rule 144 under the Securities Act.
5.In connection with any sale or transfer of Registrable Securities by any Holder, including any sale or transfer pursuant to Rule 144 and Rule 144A promulgated under the Securities Act and other rules and regulations of the SEC that may at any time permit a Holder to sell Class A Stock to the public without registration, Parent shall, to the extent allowed by law and requested by a Holder, (i) issue such directions to any transfer agent, registrar or depositary, as applicable, (ii) deliver such opinions to the transfer agent, registrar or depositary as are customary for the transaction of this type and are reasonably requested by the same, and (iii) take or cause to be taken such other actions as are reasonably necessary (in each case on a timely basis) in order to cause any legends, notations or similar designations restricting transferability of the Registrable Securities held by such Holder to be removed; provided, however, that such Holder shall deliver to Parent, in form and substance reasonably satisfactory to Parent, representation letters regarding such Holder’s compliance with Rule 144 or Rule 144A, as may be applicable.
iii.All Registration Expenses incident to the performance of or compliance with the obligations under Section 4.13 or otherwise in connection with filing of the Resale Shelf (in each case, excluding any Seller Expenses) shall be borne by Parent, whether or not any Registrable Securities are sold pursuant to the Resale Shelf.
iv.Parent shall indemnify and hold harmless Seller, its Affiliates and each of their respective officers and directors and any agent thereof (collectively, “Holder Indemnified Persons”), to the fullest extent permitted by applicable Law, from and against any and all Losses, as incurred, arising out of or relating to any untrue or alleged untrue statement of a material fact contained in any Resale Shelf under which any Registrable Securities were registered, or arising out of, based upon or resulting from the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements made therein not misleading, or included in any preliminary prospectus (if Parent authorized the use of such preliminary prospectus prior to the effective date of the Resale Shelf), any summary or final prospectus or free writing prospectus (if such free writing prospectus was authorized for use by Parent) or in any amendment or supplement thereto (if used during the period Parent is required to keep the Resale Shelf current), or arising out of, based upon or resulting from the omission or alleged omission to state therein a material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading; provided, however, that Parent shall not be liable to any Holder Indemnified Person to the extent that any such claim arises out of, is based upon or results from an untrue or alleged untrue statement or omission or alleged omission made in such Resale Shelf, such preliminary, summary or final prospectus or free writing prospectus or such amendment or supplement, in reliance upon and in conformity with written information furnished to Parent by or on behalf of such Holder Indemnified Person specifically for use in the preparation thereof. Parent shall notify the Seller promptly of the institution, threat or assertion of any proceeding of which Parent is aware in connection with the transactions contemplated by this Agreement. This indemnity shall be in addition to any liability Parent may otherwise have and shall remain in full force and effect regardless of any investigation made by or on behalf of such Holder Indemnified Person or any indemnified party and shall survive the transfer of such securities by such Holder.
v.Seller shall, severally and not jointly, indemnify and hold harmless Parent, its Affiliates and each of their respective officers, directors and any agent thereof, to the fullest extent permitted by applicable law, from and against any and all Losses as incurred, arising out of or relating to any untrue or alleged untrue statement of a material fact contained in any such Resale Shelf, or arising out of, based upon or resulting from the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements made therein not misleading, or in any preliminary prospectus (if used prior to the effective date of such Resale Shelf), any summary or final prospectus or free writing prospectus or in any amendment or supplement thereto (if used during the period Parent is required to keep the Resale Shelf current), or arising out of, based upon or resulting from the omission or alleged omission to state therein a material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading, but only to the extent that the same are made in reliance and in conformity with information relating to Seller furnished in writing to Parent by Seller for use therein. This indemnity shall be in addition to any liability Seller may otherwise have and shall remain in full force and effect regardless of any investigation made by or on behalf of Seller or any indemnified party. In no event shall the liability of Seller hereunder be greater in amount than the dollar amount of the proceeds received by Seller from the sale of the Registrable Securities giving rise to such indemnification obligation.
n.Tax Clearance Certificates. Immediately following the Closing, Seller shall request Tax clearance certificates from each jurisdiction that imposes Taxes on Seller or where Seller has a duty to file Tax Returns (except for Wyoming and Oklahoma). Seller shall use commercially reasonable efforts to obtain such certificates and deliver them to Purchaser within sixty (60) days following the Closing.
o.Limitation on Sale of Equity Interest. Seller (or any of its Affiliates who take title to all or any portion of the Equity Interest, including, but not limited to, Chief Investments, LLC, as administrative agent), prior to selling shares of Class A Stock on the open market in an amount in excess of the average daily trading volume of Parent (measured over the 30 trading days prior to the date of determination), must use commercially reasonable efforts to arrange with Parent for the sale of such shares of Class A Stock through a broker with the goal of trying to arrange a block trade within the following one week period.
4.
CLOSING
a.Closing Date. The Closing shall have consummated remotely by electronic exchange of documents and wire transfer of funds concurrently with the execution and delivery of this Agreement, or at such other place as the Parties shall mutually agree in writing. The Closing shall be effective as of 12:01 a.m. on the day of the Closing (the “Effective Time” and the day on which the Closing occurs, the “Closing Date”).
b.Closing Deliverables of Seller. At the Closing, Seller shall deliver the following to Purchaser:
i.the Bill of Sale, duly executed and delivered by Seller;
ii.certificates of title duly endorsed and transferred to Purchaser for all titled equipment and vehicles included in the Purchased Assets;
iii.a good standing certificate, dated within thirty (30) days of the Closing Date, of Seller certified by the Secretary of State of (A) the jurisdiction of formation of Seller, and (B) each other jurisdiction in which such entity is qualified to do business as a foreign entity;

iv.[Intentionally Omitted];
v.written copies (in form and substance reasonably satisfactory to Purchaser) of all Consents, approvals and waivers required to assign each of the Purchased Assets;
vi.payoff letters (the “Payoff Letters”) in form and substance reasonably satisfactory to Purchaser executed by each Person to whom Seller owes any Indebtedness (other than the PPP 2 Loan) and which Indebtedness relates to any of the Purchased Assets;
vii.evidence reasonably satisfactory to Purchaser of the release of all Liens (except for Permitted Liens) on any assets of Seller;
viii.[Intentionally Omitted];
ix.the PPP Escrow Agreement, duly executed and delivered by Seller and the PPP Escrow Agent;
x.the Intellectual Property Assignment Agreement, duly executed and delivered by Seller;
xi.the Seller Warrant, duly executed and delivered by Seller;
xii.a new lease or sublease, in form and substance reasonably satisfactory to Purchaser (each a “New Lease”), for each Included Real Property, duly executed by each landlord and/or sublandlord party thereto;
xiii.evidence of termination of each item required to be referenced in Section 2.25 of the Disclosure Schedule, in form and substance reasonably satisfactory to Purchaser;
xiv.[Intentionally Omitted];
xv.from Seller, an executed Texas Comptroller of Public Account Forms 01-917, Statement of Occasional Sale, for the Purchased Assets that it owns and uses in the Business;
xvi.from Seller, a duly completed and executed IRS Form W-9 establishing that Seller is exempt from U.S. back-up withholding
xvii.a consulting agreement with Chief Investments, LLC (providing for assistance to Purchaser during the 90-day period (with an additional 90-day option after such time period if agreed by Purchaser and Chief Investments, LLC) after Closing as an independent contractor and at consideration of $450/day);
xviii.the Purchasing Agreement, duly executed by Seller;
xix.a transition services agreement, in substantially the form attached hereto as Exhibit J (the “Transition Services Agreement”), duly executed and delivered by Seller; and
xx.such other documents, instruments or certificates as shall be reasonably requested by Purchaser or its counsel.

c.Closing Deliverables of Purchaser. At the Closing, Purchaser shall deliver the following to Seller:
i.a good standing certificate, dated within thirty (30) days of the Closing Date, of Purchaser certified by the Secretary of State of Delaware;
ii.[Intentionally Omitted];
iii.[Intentionally Omitted];
iv.the Intellectual Property Assignment Agreement, duly executed and delivered by Purchaser;
v.the Seller Warrant, duly executed and delivered by Purchaser;
vi.the Bill of Sale, duly executed and delivered by Purchaser;
vii.New Leases for each Included Real Property, duly executed by Purchaser;
viii.the Seller Note, Security Agreement and Guaranty Agreement, each duly executed and delivered by Purchaser or Parent as applicable;
ix.the Purchasing Agreement, duly executed and delivered by Purchaser and Parent;
x.the Transition Services Agreement, duly executed and delivered by Purchaser; and
xi.such other documents, instruments, or certificates as shall be reasonably requested by Seller or its counsel.
5.
INDEMNIFICATION
a.Indemnity Obligations of Seller. Subject to the limitations set forth in this Agreement, each of Seller, Charlie Thomas and Jeff Thomas, jointly and severally, covenants and agrees to defend, indemnify, and hold harmless Purchaser, its Affiliates, and each of their respective officers, directors, managers, members, partners, employees, agents, advisers, and representatives and the respective successors and assigns of any of the foregoing (collectively, the “Purchaser Indemnitees”), from and against, and to pay or reimburse Purchaser Indemnitees for, any and all Losses, directly or indirectly based on, resulting from, arising out of, in connection with, or relating to:
i.any misrepresentation, inaccuracy, or Breach of any representation or warranty of Seller contained in this Agreement or any of the other Transaction Documents;
ii.any failure of Seller to perform or comply with any covenant or agreement made or contained in this Agreement or any other Transaction Document or in any certificate or agreement delivered in connection herewith or therewith, or fulfill any obligation in respect thereof;
iii.any Indebtedness;
iv.any Excluded Asset or Excluded Liability;

v.Seller Transaction Expenses or Change of Control Payments;
vi.Any claims, Liabilities, Taxes, penalties or other Losses that relate to the PPP Loans and the PPP Loan Documents; and
vii.any matter listed or required to be listed in Section 6.1(g) of the Disclosure Schedule.
For sake of clarity, Purchaser acknowledges that it is aware that Seller is engaged in litigation with DynaEnergetics US Inc. and Affiliates. Purchaser, on behalf of itself and the other Purchaser Indemnitees, acknowledges that the indemnification obligations under this Section 6.1 shall not extend to any claim which DynaEnergetics US Inc. may assert against any Purchaser Indemnitees arising from (i) the decision of the Purchaser to enter into or consummate the transactions contemplated hereunder or under any Transaction Document or (ii) any alteration of the business relationship between the Purchaser and its Affiliates and DynaEnergetics US Inc. and its Affiliates.
b.Indemnity Obligations of Purchaser. Purchaser covenants and agrees to defend, indemnify, and hold harmless Seller, its Affiliates, and each of their respective officers, directors, managers, members, partners, employees, agents, advisers, and representatives and the respective successors and assigns of any of the foregoing (collectively, the “Seller Indemnitees”) from and against, and to pay or reimburse Seller Indemnitees for, any and all Losses, directly or indirectly based on, resulting from, arising out of, in connection with, or relating to:
i.any misrepresentation, inaccuracy, or Breach of any representation or warranty of Purchaser contained in this Agreement or any other Transaction Document or in any certificate or agreement delivered in connection herewith or therewith;
ii.any failure of Purchaser to perform or comply with any covenant or agreement made or contained in this Agreement or any other Transaction Document or in any certificate or agreement delivered in connection herewith or therewith, or fulfill any obligation in respect thereof;
iii.any Third Party Claim with respect to the operation of the Business by Purchaser after the Closing and relating to events that arose following the Closing Date; and/or
iv.any failure of Purchaser to timely discharge the Assumed Liabilities.
c.Indemnification Procedures.
i.Third Party Claims.
1.In the case of any claim asserted by a third party (a “Third Party Claim”) against a party entitled to indemnification under this Agreement (the “Indemnified Party”), notice shall be given by the Indemnified Party to the party required to provide indemnification (the “Indemnifying Party”) promptly after such Indemnified Party has actual knowledge of any claim as to which indemnity may be sought. If the Indemnifying Party provides a written notice to the Indemnified Party within ten (10) days after its receipt of notice of such claim that it will indemnify and hold the Indemnified Parties harmless from all Losses related to such Third Party Claim, the Indemnified Party shall permit the Indemnifying Party (at the expense of such Indemnifying Party) to assume the defense of such Third Party Claim or any Legal Proceeding with a third party resulting therefrom; provided, however, that: (A) the counsel for the Indemnifying Party who shall conduct the defense of such claim or litigation shall be subject to the approval of the Indemnified Party; (B) the Indemnified Party may participate in such defense at such Indemnified Party’s expense (such expense to be borne by the Indemnified Party only at such times during which the Indemnifying Party has properly assumed and maintained such defense); and (C) except as otherwise provided in this Agreement, the failure by any Indemnified Party to give notice of a Third Party Claim to the Indemnifying Party as provided in this Agreement shall not relieve the Indemnifying Party of its indemnification obligation under this Agreement (or affect such indemnification obligations), except and only to the extent that, as a result of such failure to give notice, the defense against such claim is materially impaired.
2.Except with the prior written consent of the Indemnified Party, no Indemnifying Party shall consent or agree to any settlement or entry of any judgment or Order. Notwithstanding the foregoing, except with the prior written consent of the Indemnified Party, no Indemnifying Party, in the defense of any Third Party Claim, shall consent or agree to any settlement or entry of any judgment or Order or enter into any settlement that: (A) includes a finding or admission of any Breach of Law or the rights of any Person; (B) does not include as an unconditional term thereof the giving by each claimant or plaintiff to such Indemnified Party and its Affiliates of a general release (without payment by, or cost or expense to, or adverse impact upon, the Indemnified Party) from any and all liability directly or indirectly relating to such Third Party Claim; or (C) that does not provide for the Indemnifying Party to fully pay and discharge all Liabilities directly or indirectly relating to the applicable Third Party Claims.
3.Notwithstanding anything in this Agreement to the contrary, the Indemnifying Party shall not be entitled to assume or maintain control of the defense against a Third Party Claim if: (A) the claim for indemnification relates to or arises in connection with any criminal or quasi criminal proceeding, action, indictment, allegation, or investigation; (B) the claim seeks an injunction, specific performance, or any other equitable or non-monetary relief against the Indemnified Party; (C) the party bringing the claim is a customer or supplier of the Indemnified Party or the claims principally relate to environmental or regulatory matters; (D) the Indemnifying Party fails to reasonably prosecute or defend such claim; or (E) the Indemnifying Party has not acknowledged in writing its unconditional obligation to indemnify the Indemnified Party for all Liabilities and Losses relating to such Third Party Claim.
4.If the Indemnifying Party does not accept the defense of a Third Party Claim within ten (10) days after receipt of the written notice thereof from the Indemnified Party described above (or if the Indemnifying Party or claim fails to at all times meet all of the requirements set forth above), the Indemnified Party shall have the full right to defend against any such claim or demand. If the Indemnifying Party elects not to compromise or defend such Third Party Claim, or fails to promptly notify the Indemnified Party in writing of its election to defend as provided in this Agreement, the Indemnified Party may pay, compromise, and defend such Third Party Claim and seek indemnification for any and all Losses based upon, arising from, or relating to such Third Party Claim. In the event the Indemnifying Party fails to accept any settlement offer made by the opposing party or its counsel with respect to any Third Party Claim, any such amounts ultimately payable with respect thereto in excess of such settlement offer (including settlement and defense costs and judgments) shall be paid by the Indemnifying Party without regard to any limitations. The parties shall cooperate with each other in all reasonable respects in connection with the defense or prosecution of any Third Party Claim, including making available (subject to applicable confidentiality provisions in this Agreement) records relating to such Third Party Claim and furnishing, without expense (other than reimbursement of actual out-of-pocket expenses) to the defending party, management employees of the non-
l

defending party as may be reasonably necessary for the preparation of the defense of such Third Party Claim.
ii.Non-Third Party Claims. With respect to any claim for indemnification hereunder which does not involve a Third Party Claim, the Indemnified Party will give the Indemnifying Party prompt written notice of such claim. The Indemnifying Party may acknowledge and agree by notice to the Indemnified Party in writing to satisfy such claim within ten (10) days of receipt of notice of such claim from the Indemnified Party. If the Indemnifying Party shall dispute such claim, the Indemnifying Party shall provide written notice of such dispute to the Indemnified Party within such ten (10) day period. If the Indemnifying Party shall fail to provide written notice to the Indemnified Party within ten (10) days of receipt of notice from the Indemnified Party that the Indemnifying Party either acknowledges and agrees to pay such claim or disputes such claim, the Indemnifying Party shall be deemed to have acknowledged and agreed to pay such claim in full and to have waived any right to dispute such claim, and shall promptly pay such claim in full. Except as otherwise provided in this Agreement, any failure by an Indemnified Party to give notice as required pursuant to this Section 6.3(b) shall not affect the indemnification provided hereunder, except and to the extent that the Indemnifying Party shall have actually been materially prejudiced as a result of such failure.
d.Expiration of Representations and Warranties. All representations and warranties contained in this Agreement shall survive the Closing until the date that is twelve (12) months after the Closing Date; provided, however, that: (a) the representations and warranties set forth in Section 2.14 and Section 2.18 shall survive the Closing for the period ending on the date that is sixty (60) days after the expiration of the applicable statute of limitations period; and (b) the representations and warranties set forth in Section 2.1, Section 2.2, Section 2.4, Section 2.9, Section 2.26, Section 3.1, Section 3.2, Section 3.4 and Section 3.5, shall survive indefinitely (each of the sections referred to in (a) and (b), a “Transactional Rep”). All covenants and agreements shall survive the Closing indefinitely or until fully performed. Notwithstanding the foregoing, all claims (and matters relating thereto) made prior to the expiration of the applicable survival period shall not thereafter be barred by the expiration of such survival period and shall survive until finally resolved.
e.Certain Limitations. The indemnification provided for in Section 6.1 and Section 6.2 shall be subject to the following limitations:
i.Upon the terms and subject to the conditions and limitations set forth in this Agreement, Seller shall not be liable to Purchaser Indemnitees for indemnification under Section 6.1(a) (except for Breaches of any Transactional Rep or Fraud) until the aggregate amount of all Losses in respect of indemnification exceeds the Basket, in which event, Seller shall be required to pay or be liable for all Losses in excess of the Basket. As used herein, the “Basket” shall mean (i) an aggregate of $75,000 per item of equipment for claims relating to a breach of the representations under Section 2.11(d)(i) and (ii) an additional aggregate of $75,000 for claims relating to a breach of the other representations under Article II and Article III, as applicable.
ii.Upon the terms and subject to the conditions and limitations set forth in this Agreement, the sole recourse of the Purchaser Indemnitees in respect of Losses under Section 6.1(a) (except for Breaches of any Transactional Rep or Fraud, for which Losses shall not be so limited) shall be limited to the Indemnity Holdback Amount.
iii.Notwithstanding anything to the contrary set forth in this Agreement, the limitations set forth in Section 6.5(a) and Section 6.5(b) shall not limit the Liability of any Indemnifying Party (i) for

Breaches of any Transactional Reps or Fraud or (ii) with respect to the items set forth in Section 6.1(b) through Section 6.1(g).
iv.From and after the Closing, each Party’s sole remedy for monetary damages for Breach of this Agreement shall be pursuant to this Article VI, except in the case of Fraud.
v.No party shall be liable or entitled to make a claim for any Losses in respect of any punitive or exemplary damages, except to the extent such damages are paid or payable pursuant to a Third-Party Claim or are based on Fraud.
f.Indemnification Payments by Seller; Right of Set-Off.
i.With respect to Losses suffered or incurred by any Purchaser Indemnitee for which any Purchaser Indemnitee has a right to indemnification pursuant to Section 6.1(a), Purchaser, subject to the limitations of Section 6.5, shall offset such Losses from the Indemnity Holdback Amount in accordance with Section 6.6(b); provided, that in the event that the Indemnity Holdback Amount has been fully offset or the Indemnity Holdback Amount has been issued to Seller (or its applicable Affiliates), Seller shall indemnify such Purchaser Indemnitee to the extent of such Loss.
ii.With respect to any indemnification payable by Seller under this Article VI or any amounts payable by Seller under Section 1.2(b)(ii) or under Section 1.4(c) that is paid by an offset of the Indemnity Holdback Amount, the number of shares of Class A Stock to be retained by Parent and not issued to Seller in respect thereof shall be determined by dividing (i) the amount of the Losses or amount due under Section 1.2(b)(ii) or under Section 1.4(c), by (ii) the sum of the daily dollar volume-weighted averages of the trading prices of Class A Stock on the New York Stock Exchange (“NYSE”) (as reported by Bloomberg L.P. or, if not reported therein, in another authoritative source mutually selected by the parties) on each of the thirty (30) consecutive days on which shares of Class A Stock are traded on the NYSE for a full trading day ending on (and including) the trading day that is one trading day prior to the date any Class A Stock is to be delivered to Purchaser pursuant to this pursuant to this Article VI. In the event of a dispute between Purchaser and Seller regarding whether amounts are due to Purchaser from Seller pursuant to Section 1.2(b)(ii), Section 1.4(c) or Article VI, Purchaser shall promptly issue the number of Class A Shares that would be retained by Parent as provided above into an escrow account with a mutually agreed escrow agent, and such Class A Shares shall remain in such escrow account until the dispute is resolved in accordance with the terms hereof.
g.Treatment of Indemnification Payments. All indemnification payments made under this Agreement shall be treated by the Parties as an adjustment to the Transaction Consideration to the extent permitted by applicable Law.
h.Right to Indemnification Not Affected by Knowledge or Waiver. The right to indemnification, payment of Losses or other remedy based upon misrepresentation, inaccuracy, or Breach of representations, warranties, covenants, agreements, or obligations (and the right to rely on such representations, warranties covenants, agreements, and obligations for all purposes including measuring Losses) will not be affected by: (a) the alleged or proven sole, concurrent, contributory, or comparative negligence or the alleged or proven sole or concurrent strict liability of Purchaser; or (b) any other act or omission of Purchaser or any investigation conducted or knowledge acquired (or capable of being acquired) at any time, whether before or after the Closing Date, with respect to the accuracy or inaccuracy of or compliance with any such representation, warranty, covenant, agreement, or obligation or otherwise (including any past, present, or future Law). The waiver of any condition based on the accuracy of any representation or warranty, or on the performance of or compliance with any covenant, agreement, or obligation, will not affect the right to indemnification, payment of Losses or other remedy based on such representations, warranties, covenants, agreements and obligations. Notwithstanding anything to the contrary set forth in this Agreement, the settlement of any amount under Section 1.4 shall not preclude or diminish a claim under this Article VI, except to the extent that the same would constitute a duplicative recovery.
i.Additional Indemnification Matters. In determining the existence of, and amount of any Losses in connection with a claim under Section 6.1(a), or Section 6.2(a) all representations and warranties shall be read without regard and without giving effect to any materiality or Material Adverse Change or similar qualification contained therein (as if such qualification were deleted from such representation or warranty).
6.
MISCELLANEOUS
a.Certain Definitions.
i.For purposes of this Agreement, the following terms shall have the meanings specified in this Section 7.1(a):
“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with such Person, and in the case of any natural Person shall include all relatives and family members of such Person. For purposes of this definition the word “control” means the ability or right, directly or indirectly, to influence a Person, and includes all officers, partners, directors, managers, holders of five percent (5%) or more of the equity securities or other interests of any Person, and Persons having the right or power to designate a manager or director.
“Affiliated Group” means a group of Persons that elects, is required to, or otherwise files a Tax Return or pays a Tax as an affiliated group, consolidated group, combined group, unitary group, or other similar group recognized by applicable Laws relating to Taxes.
“Books and Records” means all books and records of Seller relating to the Business, including files, manuals, price lists, mailing lists, distributor lists, customer lists, sales and promotional materials, purchasing materials, documents evidencing intangible rights or obligations, personnel records, financial and accounting records, and Legal Proceeding files (regardless of the media in which stored).
“Breach” means, with respect to any agreement, document, instrument, Permit, Law or Order, as applicable, any event, circumstance, action or omission that, individually or in the aggregate, with or without the giving of notice, the passage of time or both, conflicts with, violates, results in the breach or termination of, constitutes a default under, infringement of, or noncompliance with, results in an acceleration of obligations under, or creates in any party the right to accelerate obligations under, terminate, revoke, modify, or cancel (or exercise any remedy under) such agreement, document, instrument, Permit, Law or Order.
“Business Day” means any day of the year on which national banking institutions in the City of Houston are open to the public for conducting business and are not required or authorized to close.
“Business Employee” means any individual employed by Seller or in connection with the Business who is not an XConnect Employee.

“CARES Act” means the Coronavirus Aid, Relief, and Economic Security Act (H.R. 748) and applicable rules, regulations and guidance thereunder, in each case as amended from time to time.
“Change of Control Payments” means any and all bonuses or similar payments payable as a result of or in connection with the transactions contemplated hereby.
“Code” shall mean the Internal Revenue Code of 1986, as amended.
“Confidential Data” means all data for which the Seller is required by Law, Contract or privacy policy to safeguard and/or keep confidential or private, including all such data transmitted to the Seller by customers of the Seller or Persons that interact with the Seller.
“Consent” means any consent, approval, authorization, waiver, Permit, grant, franchise, concession, agreement, License, exemption or Order of, registration, certificate, declaration or filing with, or report or notice to, any Person, including any Governmental Body.
“Contract” means any contract, agreement, indenture, note, bond, loan, mortgage, license, instrument, lease, understanding, commitment, or other legally enforceable arrangement or agreement, whether written or oral.
“COVID-19” means SARS-CoV-2 (severe acute respiratory syndrome coronavirus 2), coronavirus disease or COVID-19.
“COVID-19 Measures” means any quarantine, “shelter in place”, “stay at home”, workforce reduction (whether temporary or permanent), employee pay or compensation decreases (whether temporary or permanent), employee working hour reductions (whether temporary or permanent), social distancing, shutdown (including any partial or temporary shutdown), closure, sequester or any other Law, Order, directive, guideline or recommendation by any Governmental Body in connection with or in response to COVID-19.
“Environmental Claim” means any claims relating in any way to any Environmental Requirements, Environmental Permits, or Environmental Liabilities, including: (i) any and all claims by Governmental Bodies for enforcement, investigation, cleanup, removal, response, remedial, monitoring, control, or other actions or damages pursuant to any applicable Environmental Requirement; and (ii) any and all claims by any Person relating to any Environmental Liability, Environmental Requirement, or Environmental Permit seeking damages, contribution, indemnification, cost recovery, compensation, or injunctive relief or arising from alleged injury or threat of injury to health, safety, or the environment, including surface waters, groundwaters, soil, sediment, subsurface strata, and indoor or ambient air.
“Environmental Liabilities” means any and all Losses and Liabilities relating to, based upon, or arising in connection with any act or omission, or strict liability, with respect to the violation of Environmental Requirements, environmental conditions, or relating to the presence, use, production, generation, handling, transportation, treatment, storage, disposal, distribution, labeling, testing, processing, discharge, Release, threatened Release, control, exposure to, or cleanup of any Hazardous Materials or other substances.
“Environmental Requirement(s)” means any Law now, or hereafter in effect relating to the protection of the environment, pollution, preservation or reclamation of natural resources, natural resources damages, protection of human health and safety, or other environmental matters, including all those relating to the presence, use, production, generation, handling, transportation, treatment, storage, disposal, distribution, labeling, testing, processing, discharge, Release, threatened Release, control, exposure to, or cleanup of, any Hazardous Materials. For the avoidance of doubt, Environmental Requirements shall include any requirements set forth in the Comprehensive Environmental Response, Compensation and Liability Act, the Emergency Planning and Right-To-Know Act, the Hazardous Materials Transportation Act, the Solid Waste Disposal Act (including the Resource Conservation and Recovery Act), the Clean Water Act, the Clean Air Act, the Toxic Substances Control Act, the Federal Insecticide, Fungicide, and Rodenticide Act, the Endangered Species Act, the Safe Drinking Water Act, the Lead-Based Paint Exposure Reduction Act, the National Environmental Policy Act, and the Occupational Safety and Health Act, and all Laws of a similar nature, each as amended.
“Exchange Act” means the Securities Exchange Act of 1934, as amended.
“Final Closing Net Working Capital” means the final Closing Net Working Capital as determined by agreement of Purchaser and Seller or by the Neutral Accountant or otherwise in accordance with the procedures set forth in Section 1.4.
“Final Closing Statement” means the final Closing Statement as determined by agreement of Purchaser and Seller or by the Neutral Accountant or otherwise in accordance with the procedures set forth in Section 1.4.
“Foreign Pension Plan” means any plan, fund, or other similar program established, sponsored, or maintained outside of the U.S by Seller, or with respect to which Seller has any liability, primarily for the benefit of employees or other service providers residing outside the U.S., which plan, fund, or similar program provides or results in retirement income, a deferral of income in contemplation of retirement, or payments to be made upon termination of employment, and which is not subject to ERISA or the Code.
“Fraud” means fraud involving an intentional misrepresentation of a fact or concealment of a fact including any common law fraud claim.
“GAAP” means U.S. generally accepted accounting principles as in effect from time to time, consistently applied.
“Governing Documents” means, with respect to any particular Person: (i) if a corporation, the articles or certificate of incorporation and the bylaws; (ii) if a general partnership, the partnership agreement and any statement of partnership; (iii) if a limited partnership, the limited partnership agreement and the certificate of limited partnership; (iv) if a limited liability company, the articles or certificate of organization or formation and operating agreement; (v) if another type of Person that is an entity, any other charter or similar document adopted or filed in connection with the creation, formation, or organization of the Person; (vi) all equityholders’ agreements, voting agreements, voting trust agreements, joint venture agreements, registration rights agreements, or other agreements or documents relating to the organization, management or operation of any Person or relating to the rights, duties, and obligations of the equityholders of any Person; and (vii) any amendment or supplement to any of the foregoing.
“Governmental Body” means any government or governmental or regulatory authority or body thereof, or political subdivision thereof, whether federal, state, local, or foreign, or any agency, instrumentality, or authority thereof, or any court or arbitrator (public or private) or tribunal, including the Occupational Safety and Health Administration, the Department of Transportation, the Department of Labor, the Bureau of Alcohol, Tobacco, Firearms and Explosives, and any federal or state law enforcement agency.

“Guaranty Agreement” means the Guaranty Agreement, between Parent and Charlie Thomas, as administrative agent, in the form attached hereto as Exhibit F.
“Hazardous Material(s)” means any substance, material, or waste which is regulated by Environmental Requirements including petroleum and its by-products and degradation products, fuel oil, crude oil or any fraction thereof, natural gas, natural gas liquids, liquefied natural gas, synthetic natural gas useable for fuel, asbestos or asbestos-containing material, polychlorinated biphenyls, lead-based paint, radon, radioactive materials, per- and polyfluoroalkyl substances and any material or substance which is defined or regulated as a “hazardous waste,” “hazardous substance,” “hazardous material,” “restricted hazardous waste,” “industrial waste,” “solid waste,” “contaminant,” “pollutant,” “special waste,” “toxic material,” “toxic waste,” or “toxic substance.”
“Holder” means a holder of Registrable Securities, including Seller, Owners and their respective Affiliates, as long as they hold Registrable Securities.
“Included Real Property” means the parcels of Leased Real Property identified on Section 2.10(b) of the Disclosure Schedule located at (i) 5043 Petroleum Plaza, Williston, North Dakota and (ii) 1608 S. County Road 1103 and 1607 S. County Road 1105, Midland, Texas, which Purchaser has elected to lease or sublease on and after the Closing.
“Indebtedness” means, with respect to Seller at any applicable time of determination, without duplication: (i) all obligations for borrowed money (whether or not contingent); (ii) all obligations evidenced by bonds, debentures, notes, or other similar instruments or debt securities; (iii) all obligations under swaps, hedges or similar instruments; (iv) all obligations in respect of letters of credit, Surety Bonds, or bankers’ acceptances; (v) all obligations, contingent or otherwise, arising from deferred compensation arrangements, severance or bonus plans or arrangements, Employee Benefit Plans, employment agreements, or similar arrangements payable as a result of the consummation of the transactions contemplated hereby (regardless of whether any additional event, in addition to the consummation of the transactions contemplated hereby, is required to give rise to such obligations); (vi) all obligations secured by a Lien; (vii) all obligations recorded or required to be recorded as capital leases in accordance with GAAP as of the date of determination thereof; (viii) all obligations for the acquisition of debt or equity securities or interests or the deferred purchase price of property or services or the acquisition of a business or portion thereof, whether contingent or otherwise, as obligor or otherwise, at the maximum amount payable in respect thereof, regardless of whether such amount is contingent on future performance; (ix) all obligations created or arising under any conditional sale or other title retention agreement with respect to acquired property; (x) all deferred rent obligations; (xi) all accrued interest, prepayment premiums, fees, penalties, expenses, or other amounts payable in respect of any of the foregoing; and (xii) all guaranties and similar obligations in connection with any of the foregoing.
“Intellectual Property” means: (i) all inventions (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereto, and all U.S. and foreign patents, patent applications, and patent disclosures, together with all reissuances, provisionals, divisionals, continuations, continuations-in-part, revisions, extensions, reexaminations and renewals thereof; (ii) all trademarks, service marks, certification marks, trade dress, logos, trade names, and corporate names, together with all translations, adaptations, derivations, and combinations thereof and including all goodwill associated therewith, and all applications, registrations, extensions and renewals in connection therewith; (iii) all copyrightable works (including Software), all copyrights and mask works, and all applications, registrations, extensions and renewals in connection therewith and including all moral rights associated therewith; (iv) all trade secrets and confidential or valuable information (including ideas, research and development, know-how, formulas, methods, algorithms, data, data analytics, compositions, manufacturing and production processes and techniques, technical data, designs, drawings, specifications, customer and supplier lists, pricing and cost information, training materials, and business and marketing plans and proposals); (v) all Software (including data and related documentation); (vi) all domain names and rights in websites and databases associated with such domain names and all social media accounts and handles; (vii) all other proprietary, intangible, or intellectual property rights; (viii) all copies and tangible embodiments thereof (in whatever form or medium); and (ix) all rights to sue and collect damages for past, present and future infringement, misappropriation, dilution of violation of any of the foregoing.
“Intellectual Property Assignment Agreement” means the intellectual property assignment agreement substantially in the form of Exhibit C attached hereto between Purchaser and Seller.
“Inventory” means all instruments and inventory, finished goods, raw materials, work in progress, packaging, supplies, parts, finished goods and other inventories of Seller.
“IRS” means the U.S. Internal Revenue Service.
“IT Assets” means Software, systems, servers, computers, hardware, firmware, middleware, networks, data communications lines, routers, hubs, switches and all other information technology equipment, and all associated documentation, in each case, used or held for use in the operation of the business of the Seller.
“Knowledge” or words of similar effect, regardless of case, means, with respect to Seller, the knowledge of each of the Owners in each case, that any one or more of them has or should reasonably have, after having made a reasonably diligent inquiry of the Books and Records and relevant personnel of Seller (including, when relevant, other officers, and the general managers of the facilities in which the Business is being operated).
“Law” means any federal, state, local, or foreign law (including common law), statute, code, ordinance, rule, regulation, ordinance, common law, or other requirement or rule of law of any Governmental Body, or judicial decision having the force or effect of Law.
“Legal Proceeding” means any judicial, administrative or arbitral actions, suits, proceedings (public or private), claims, hearings, investigations, charges, complaints, demands, or governmental or regulatory proceedings.
“Liability” means all indebtedness, liabilities, claims, demands, deficiencies, expenses, commitments or obligations of every kind and description.
“Lien” means any lien (including any Tax or environmental lien), pledge, mortgage, deed of trust, security interest, claim, demand, lease, call, right of first refusal, easement, servitude, transfer restriction, or any other encumbrance, restriction, or limitation whatsoever.
“Loss” or “Losses” means any claims, Liabilities, obligations, actual out-of-pocket losses, damages, judgments, fines, costs, expenses, charges, interest, penalties, proceedings, Liabilities, costs or damages, including sampling, testing, investigation, removal, treatment, and remediation of contamination and including all court costs, reasonable attorneys’ fees and the reasonable disbursements of counsel and other professionals incurred in the preparation, investigation or defense of any of the same or in asserting and enforcing any of rights.

“Material Adverse Change” with respect to a Person means any event, occurrence, fact, condition, development, change, or effect that is, or could reasonably be expected to become, individually or in the aggregate, materially adverse to the business, properties, results of operations, or condition (financial or otherwise) of such Person or to the ability of such Person to consummate timely the transactions contemplated hereby, or Purchaser’s ability to operate the Business immediately after Closing in the manner operated by Seller before Closing, in each case, other than: (i) changes in the general financial and securities markets, industry, economic, or political conditions; (ii) changes in GAAP or statutory accounting principles; (iii) acts of terrorism or war (whether or not declared); (iv) any actions taken by a Party required to be taken pursuant to this Agreement; (v) any changes in Law; (vi) any changes by virtue of the announcement of the transactions contemplated by this Agreement and the Transaction Documents; (vii) any natural disaster and (viii) the novel Coronavirus (including any resulting COVID-19 sickness); except, in each case of (i), (ii), (iii), (iv), (v), (vi), (vii) or (viii), to the extent such changes cause a disproportionate and negative effect on or change to such Person as compared to the industry in which such Person operates as a whole.
“Net Working Capital” means the book value of the current portion of the Purchased Assets (excluding any Tax assets) less the current portion of the Assumed Liabilities, each as calculated in accordance with GAAP consistently applied and consistent with Section 1.3(a) of the Disclosure Schedule.
“Neutral Accountant” means Grant Thornton LLP (or if such firm shall decline or is unable to act, or has a conflict of interest with Purchaser or Seller, or any of their respective Affiliates, another accounting firm not affiliated with either Purchaser or Seller mutually acceptable to Purchaser and Seller).
“Order” means any order, injunction, judgment, decree, ruling, writ, assessment, or arbitration award of a Governmental Body.
“Ordinary Course” means the ordinary course of the Business consistent with past custom and practice (including with respect to frequency and amount).
“Owned Intellectual Property” means all Intellectual Property owned or purported to be owned by the Seller.
“Paycheck Protection Program” means the Paycheck Protection Program as defined in section 7(a)(36) of the Small Business Act of 1953 (15 U.S.C. 636(a)(36)), as amended by the CARES Act, as amended from time to time, and together with the regulations and guidance issued by the SBA and other applicable Governmental Body with respect thereto.

“PBGC” means the Pension Benefit Guaranty Corporation or any successor agency.
“Permit” means any approval, Consent, license, identification number, certificate, franchise, accreditation, permit, waiver, registration or other authorization issued, granted, given, or otherwise made available by or under the authority of any Governmental Body or pursuant to Law.
“Permitted Liens” means: (i) Liens for Taxes not yet due and payable or being contested in good faith by appropriate procedures as disclosed in this Agreement and that have been fully reserved on the Books and Records of Seller; (ii) Liens arising under equipment leases with third parties set forth in Section 2.11(a) of the Disclosure Schedule which are not, individually or in the aggregate, material to the Business or the assets of Seller; (iii) statutory Liens or other Liens arising by operation of Law securing payments not yet due or which are being contested in good faith, including Liens of mechanics, suppliers, landlords, warehouseman, materialmen and repairmen; (iv) Liens securing Indebtedness which will be paid at Closing and released at or prior to Closing; or (v) the following Liens affecting the Leased Real Property: (A) written surface or ground leases to utilities, (B) validly existing easements for streets, alleys, highways, telephone lines, pipelines, power lines, railways and other easements and rights-of-way, in each case of record in the real property records of the applicable county, on, over or appurtenant to any such real property, (C) validly existing covenants or other similar restrictions, in each case of record in the real property records of the applicable county, and (D)  Liens in favor of the lessors under leases of real property arising from the provisions of such leases.
“Permitted XConnect Activities” means designing, contract manufacturing and selling wireline perforating gun systems.
“Person” means any individual, corporation, partnership, firm, joint venture, association, joint-stock company, trust, unincorporated organization, Governmental Body, or other entity.
“Personal Information” means, to the extent regulated by applicable Privacy and Security Requirements, any data that identifies, relates to, describes, is reasonably capable of being associated with, or could reasonably be linked, directly or indirectly, with a particular individual or household, including: name; Social Security number; government-issued identification numbers; health or medical information, including health insurance information; financial account information; passport numbers; user names/email addresses in combination with a password or security code that would allow access to an online account; unique biometric identifiers (e.g., fingerprints, retinal scans, face scans, or DNA profile); employee ID numbers; date of birth; digital signature; and Internet Protocol (IP) addresses; or any other data that constitutes personal information or personal data under applicable Law.
“PPP Escrow Agent” means Zions Bancorporation N.A. dba Vectra Bank Colorado.
“PPP Lender” means Zions Bancorporation N.A. dba Vectra Bank Colorado.
    “PPP 1 Loan” means the loan made to Seller under the Paycheck Protection Program by the PPP Lender, as evidenced by that certain Promissory Note, dated April 11, 2020, by Seller in favor of the PPP Lender, in the principal amount of $8,259,400, and governed by that certain Business Loan Agreement, dated April 11, 2020, by and between Seller and the PPP Lender.
“PPP 2 Loan” means the loan made to Seller under the Paycheck Protection Program by the PPP Lender, as evidenced by that certain Promissory Note, dated February 9, 2021, by Seller in favor of the PPP Lender, in the principal amount of $2,000,000, and governed by that certain Credit Agreement, dated February 9, 2021, by and between Seller and the PPP Lender.
“PPP Loan Documents” means the application for a PPP Loan and all documents, agreements or instruments evidencing or governing a PPP Loan.
“Pre-Closing Period” means any Tax period beginning prior to the Closing Date and ending on or prior to the Closing Date and the portion of any Straddle Period which ends on the Closing Date.
“Privacy and Security Requirements” means, to the extent applicable to Seller, (a) any Laws regulating the Processing of Personal Information including, without limitation, Section 5 of the Federal Trade Commission Act, all state Laws related to unfair or deceptive trade practices, the California Consumer Privacy Act and any implementing regulations therein, the Fair Credit Reporting Act, the Controlling the Assault of Non-Solicited Pornography And Marketing Act of 2003, all Laws related to online privacy policies, the Telephone Consumer Protection Act, the Illinois Biometric Information Privacy Act, all Laws related to faxes, telemarketing and text messaging, and all Laws related to breach notification; (b) all Laws related to the Processing of Confidential Data; (c) the Payment Card Industry Data Security Standard issued by the PCI Security Standards Council, as it may be amended from time to time (“PCI DSS”); (d) all Contracts between the Seller and any Person that is applicable to the PCI DSS and/or the Processing of Protected Data; and (e) all policies and procedures applicable to the Seller relating to the PCI DSS and/or the Processing of Protected Data, including without limitation all website and mobile application privacy policies and internal information security procedures.
“Process” means the creation, collection, use (including, without limitation, for the purposes of sending telephone calls, text messages and emails), storage, maintenance, processing, recording, distribution, transfer, transmission, receipt, import, export, protection, safeguarding, access, disposal or disclosure or other activity regarding data (whether electronically or in any other form or medium).
“Protected Data” means Personal Information and Confidential Data.
“Purchasing Agreement” means the Purchasing Agreement, between Purchaser (or its Affiliate) and Seller, in the form attached hereto as Exhibit I.
“Registrable Securities” mean the Transaction Consideration and any other securities issued or issuable with respect to the Transaction Consideration by way of a stock dividend or stock split or in connection with a combination of shares, recapitalization, merger, consolidation or reorganization; provided, that any Registrable Security will cease to be a Registrable Security when (a) a registration statement covering such Registrable Security has become effective, or has been declared effective by the SEC, and it has been disposed of pursuant to such effective registration statement, (b) it is sold under circumstances in which all of the applicable conditions of Rule 144 (or any similar provisions then in force) under the Securities Act are met, or (c) it is held by a Person that is not a Holder.
“Registration Expenses” shall include, without limitation, (i) all registration and filing fees (including fees and expenses (A) with respect to filings required to be made with the NYSE and (B) in compliance with applicable state securities or “Blue Sky” laws), (ii) printing expenses, (iii) messenger, telephone and delivery expenses, (iv) fees and disbursements of counsel, auditors and accountants for Parent, (v) Securities Act liability insurance, if Parent so desires such insurance, and (vi) fees and expenses of all other Persons retained by Parent in connection with the filing of the Resale Shelf.
“Release” means any actual or threatened release, spill, emission, leaking, pumping, injection, deposit, disposal, discharge, dispersal, migration, or leaching into the indoor or outdoor environment, or into or onto or out of any property.
“SBA” means the Small Business Administration.
“SEC” means the U.S. Securities and Exchange Commission.
“Securities Act” means the Securities Act of 1933, as amended from time to time, and the rules and regulations of the Securities and Exchange Commission promulgated thereunder.
“Security Agreement” means the Security Agreement, between Purchaser and Charlie Thomas, as administrative agent, in the form attached hereto as Exhibit H.

“Security Breach” means any actual (i) security breach or breach of Protected Data under applicable Privacy and Security Requirements; (ii) unauthorized access, acquisition, use, disclosure, modification, deletion, or destruction of information (including Protected Data); (iii) unauthorized interference with system operations or security safeguards of IT Assets; or (iv) phishing incident or ransomware attack.
“Seller Expenses” means all underwriting discounts, selling commissions and stock transfer taxes applicable to the sale of Registrable Securities and fees and disbursements of counsel for Seller.
“Seller Material Adverse Change” means a Material Adverse Change with respect to Seller in respect of the Purchased Assets or the Business.
“Seller Note” means the Seller Note in the original principal amount of $11,400,000 issued by Purchaser to Charlie Thomas, as administrative agent, in the form attached hereto as Exhibit D, the payment of which is collateralized as set forth in the Security Agreement and guaranteed as set forth in the Guaranty Agreement.
“Seller Transaction Expenses” means any and all: (i) legal, accounting, consulting, investment banking, agent, brokers’ and finders’ and other similar fees, costs, and expenses of Seller and related to the negotiation, preparation, and execution of this Agreement and the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby; and (ii) amounts payable to obtain any Consents required to be listed in Section 2.5 of the Disclosure Schedules.
“Seller Warrant” means the Warrant, dated as of the date hereof, in substantially the form attached hereto as Exhibit E.
“Software” means all computer software and databases, including source code and object code, development tools, comments, user interfaces, menus, buttons and icons, and all files, data, scripts, application programming interfaces, manuals, design notes, programmers’ notes, architecture, algorithms and other items and documentation related thereto or associated therewith, and any derivative works, foreign language versions, fixes, upgrades, updates, enhancements, new versions, previous versions, new releases and previous releases thereof; and all media and other tangible property necessary for the delivery or transfer thereof.
“Straddle Period” means any taxable period that begins before and ends after the Closing.
“Systems” mean, collectively, the computer software, computer hardware (whether general or special purpose), telecommunications capabilities (including all voice, data, and video networks), information technology, computers, firmware, middleware, servers, workstations, routers, hubs, websites, data, databases, source code, object code and other similar or related items of automated, computerized, and/or software systems, and any other networks or systems and related services that are used by or relied on by Seller in the conduct of the Business.
“Target Net Working Capital” means $2,500,000.
“Tax” or “Taxes” means any federal, state, provincial, local, or foreign income, alternative minimum, accumulated earnings, personal holding company, franchise, capital stock, net worth, capital, profits, windfall profits, gross receipts, value added, sales, use, goods and services, excise, customs duties, transfer, conveyance, mortgage, registration, stamp, documentary, recording, premium, severance, environmental (including taxes under Section 59A of the Code or any analogous or similar provision of any state, local, or foreign Law or regulation), real property, personal property, ad valorem, intangibles, escheat, unclaimed property, rent, occupancy, license, occupational, employment, unemployment insurance, social security, disability, workers’ compensation, payroll, health care, withholding, estimated or other similar tax, or deficiencies thereof, and including any interest, penalties or additions to tax attributable to the foregoing. The term “Tax” or “Taxes” also includes any Liability for Taxes of any Person pursuant to any Tax Sharing Agreement, tax indemnity agreement or any contract, as a successor or transferee, or pursuant to any applicable Law, including Treasury Regulations Section 1.1502-6 or otherwise.
“Tax Return” means any return, report, declaration, form, filing, claim for refund or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.
“Tax Sharing Agreement” means any agreement including any provision pursuant to which Seller is obligated to indemnify any Person for, or otherwise pay, any Tax of another Person, or share any Tax benefit with another Person.
“Transaction Documents” means, with respect to any Person, this Agreement together with any other agreements, instruments, certificates and documents executed by such Person in connection herewith or in connection with the transactions contemplated hereby or thereby.
“Transaction Payroll Taxes” means the employer portion of any payroll and employment Taxes (including social security, Medicare, and unemployment) that Seller incurs with respect to the Change of Control Payments.
“Treasury Regulations” means the regulations promulgated under the Code, including temporary and proposed regulations.
“Unauthorized Code” means any virus, Trojan horse, worm, or other software routines or hardware components designed to permit unauthorized access, to disable, erase, or otherwise harm Software, hardware or data.
“U.S.” means the United States of America.
“WARN” means the Worker Adjustment and Retraining Notification Act, as amended, or any similar state Law.
ii.Each of the following terms is defined in the Section set forth opposite such term:

Term	Section
Agreement	Preamble
Allocation Statement	Section 1.5
Anti-Corruption Laws	Section 2.27(b)
Asset Purchase Price	Section 1.5
Assumed Liabilities	Section 1.1(c)
Balance Sheet	Section 2.6(a)
Balance Sheet Date	Section 2.6(a)
Basket	Section 6.5(a)
Bill of Sale	Section 1.1(a)

Bulk Sales Laws	Section 4.7
Business	Preamble
Class A Stock	Section 1.2(a)
Closing	Section 1.1(a)
Closing Date	Section 5.1
Closing Net Working Capital	Section 1.4(a)
Closing Statement	Section 1.4(a)
COBRA	Section 4.8(d)
Confidentiality Agreement	Section 4.4
Company Parties	Section 4.6(c)
Delayed Asset	Section 1.1(e)(i)
Delayed Liability	Section 1.1(e)(i)
Disclosure Schedule	Section 7.13
Dispute Notice	Section 1.4(b)
Effective Time	Section 5.1
Employee Benefit Plans	Section 2.14(a)
End of Suspension Notice	Section 4.13(b)(ii)
Environmental Permits	Section 2.18(a)
Equity Interest	Section 1.2(a)
ERISA	Section 2.14(a)
Estimated Net Working Capital	Section 1.3(a)
Excluded Assets	Section 1.1(b)
Excluded Liabilities	Section 1.1(d)
Excluded Working Capital Assets	Section 1.1(b)(iii)
FCPA	Section 2.27(b)
Financial Statements	Section 2.6(a)
Holder Indemnified Persons	Section 4.13(d)
Included Contracts	Section 1.1(a)(ii)
Indemnified Party	Section 6.3(a)
Indemnifying Party	Section 6.3(a)
Indemnity Holdback Amount	Section 1.2(b)(i)
Intellectual Property Licenses	Section 2.12(c)
Intellectual Property Rights	Section 1.1(a)(vi)
Leased Real Property	Section 2.10(b)
Material Contract	Section 2.13(a)
MNPI	Section 4.13(b)(i)
New Lease	Section 5.2(l)
NYSE	Section 6.6(b)
Owners	Preamble
Parent	Preamble
Parent SEC Reports	Section 3.6(a)
Party	Preamble
Payoff Letters	Section 5.2(f)
Personal Property Leases	Section 2.11(a)
Post-Closing Property Tax Period	Section 4.5(b)

PPP Escrow Account	Section 1.2(b)(iii)
PPP Escrow Agreement	Section 1.2(b)(iii)
PPP Escrow Amount	Section 1.2(b)(iii)
PPP Determination	Section 1.2(b)(iv)
PPP Loans	Section 2.29
Pre-Closing Environmental Liabilities	Section 1.1(d)(xiv)
Pre-Closing Property Tax Period	Section 4.5(b)
Purchased Assets	Section 1.1(a)
Purchaser	Preamble
Purchaser Indemnitees	Section 6.1
Real Property Laws	Section 2.10(e)
Registered Intellectual Property	Section 2.12(b)
Remedies Exceptions	Section 2.2
Required Consent	Section 1.1(e)(i)
Required Effective Period	Section 4.13(a)
Required Information	Section 4.13(a)
Required Purchaser Filings	Section 4.1(a)
Resale Shelf	Section 4.13(a)
Restricted Period	Section 4.6(b)
Securities Act	Section 1.3(b)(i)
Seller	Preamble
Seller ERISA Affiliate	Section 2.14(a)
Seller Indemnitees	Section 6.2
Seller Intellectual Property	Section 2.12(a)
Surety Bonds	Section 2.28
Suspension Event	Section 4.13(b)(ii)
Suspension Notice	Section 4.13(b)(ii)
Territory	Section 4.6(a)
Third Party Claim	Section 6.3(a)(i)
Transaction Consideration	Section 1.2(a)
Transactional Rep	Section 6.4
Transfer Taxes	Section 4.5(a)
Transferred Employees	Section 4.8(a)
Transition Services Agreement	Section 5.2(s)
XConnect Assets	Section 1.1(b)(ii)
XConnect Business	Preamble
XConnect Employee	Section 2.15(a)

b.Expenses. Except as otherwise provided in this Agreement or the Transition Services Agreement, each of the Parties shall bear its own fees, costs, and expenses (including legal, accounting, consulting, and investment advisory fees and expenses) incurred in connection with this Agreement and the other Transaction Documents and the transactions contemplated hereby and thereby.
c.Governing Law. This Agreement and all matters arising out of this Agreement (including any arbitral dispute) shall be governed by and construed in accordance with the internal Laws of the State of Texas (without giving effect to any choice or conflict of Law provision or rule (whether of the state of Delaware or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of Texas).
d.Arbitration. Except for matters relating to Section 1.4 or any proceedings to enforce the obligations under the Seller Note or Security Agreement, any dispute, claim, or controversy arising out of or relating to this Agreement or the breach, termination, enforcement, interpretation, or validity thereof, including the determination of the scope or applicability of this Agreement, shall be determined by arbitration subject to the following provisions:
(a)Arbitration Rules. The arbitration shall be conducted in accordance with JAMS, Inc. then applicable JAMS Comprehensive Arbitration Rules & Procedures rules.
(b)Selection of Arbitrator. Within seven days of the service of the notice of arbitration, the parties shall mutually agree upon a single arbitrator. If at the conclusion of those seven days, the parties have not agreed upon a single arbitrator, the parties shall petition the organization administering the arbitration to provide a list of five qualified arbitrators with experience presiding over claims substantially similar to those pled in the notice of arbitration. Within five days of receiving the list of qualified arbitrators, each party shall submit to the administering organization a numerical ranking of their preference as between these five arbitrators. The highest mutually ranked arbitrator shall preside over the parties’ dispute.
(c)Venue. The arbitration shall take place in a neutral location in Houston, Texas.
(d)Duration. A hearing shall be held within 90 days of the filing of the notice of arbitration. Such hearing shall last no more than three business days. Within 14 days of the conclusion of the hearing, the arbitrator shall issue a brief, but reasoned award.
(e)Pleading. To instate an arbitration under this paragraph, a notice of arbitration must be filed and personally served upon the opposing party. This notice shall contain a short and plain statement of the claim(s) for relief sought. In response, the responding party may assert a counterclaim but must file an answer to the notice of arbitration admitting or denying all facts and allegations contained therein and asserting any affirmative defenses.
(f)Discovery. Within 45 days of service of the notice of arbitration, the parties shall mutually exchange all documents which they reasonably believe are relevant to any claim or defense in the action, regardless of whether such documents are helpful or hurtful to the producing party’s case. No document requests, interrogatories, or requests to admission shall be permitted. Each party shall be entitled to take up to 10 hours of deposition discovery.
(g)Sanctions. Upon motion or at the arbitrator’s discretion, discovery sanctions may be awarded in an amount up to the amount in controversy for failing to comply with the mandatory disclosure obligations or engaging in other dilatory or unethical practices.
(h)Costs. The prevailing party, as determined by the arbitrator, may be awarded all reasonable costs and fees of the arbitration including, without limitation, the arbitrator’s fees and reasonable attorneys’ fees, at the sole discretion of the arbitrator.

(i)Confidentiality. Except as may be required by law, neither a party nor an arbitrator may disclose the existence, content, or results of any arbitration hereunder without the prior written consent of all parties to the arbitration.
(j)Confirmation. An award issued by the arbitrator pursuant to this arbitration agreement may be confirmed in any U.S. district court with the jurisdiction to confirm and enter judgment on the arbitration award.
e.Jurisdiction; Exclusive Venue. The parties agree that if arbitration is unavailable, then, except for matters relating to Section 1.4 of this Agreement, any such legal suit, action or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby shall be exclusively instituted in the federal courts of the U.S. and if (and only if) such courts do not have, or decline to exercise jurisdiction (it being acknowledged and agreed that no party hereto shall contest such jurisdiction), the courts of the State of Texas, in each case, located in Harris County, and each party irrevocably submits to the exclusive jurisdiction of such courts in any such suit, action or proceeding. Service of process, summons, notice, or other document in accordance with Section 7.8 shall be effective service of process for any suit, action or other proceeding brought in any such court. The parties irrevocably and unconditionally waive any objection to the laying of venue of any suit, action or proceeding in such courts and irrevocably waive and agree not to plead or claim in any such court that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum.
f.Entire Agreement; Amendments and Waivers. This Agreement (including the schedules and exhibits hereto) represents the entire understanding and agreement between the Parties with respect to the subject matter of this Agreement and supersedes all prior agreements and understandings, both oral and written, among the Parties with respect to the subject matter of this Agreement, including that certain Letter of Intent, dated as of September 25, 2020, between Purchaser and Seller. This Agreement may be amended, supplemented, or changed, and any provision of this Agreement can be waived, only by written instrument making specific reference to this Agreement (i) signed by Purchaser, in the case of an amendment, supplement, modification, or waiver sought to be enforced against Purchaser, or (ii) by the applicable Owner or Seller, in the case of an amendment, supplement, modification, or waiver sought to be enforced against any or all of Seller or the applicable Owner. The waiver by any Party of a Breach of any provision of this Agreement shall not operate or be construed as a further or continuing waiver of such Breach or as a waiver of any other or subsequent Breach. No failure on the part of any Party to exercise, and no delay in exercising, any right, power, or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of such right, power, or remedy by such Party preclude any other or further exercise thereof or the exercise of any other right, power, or remedy. In the event of any inconsistency between this Agreement and any other Transaction Documents, the terms hereof shall control.
g.Section Headings. The section headings of this Agreement are for reference purposes only and are to be given no effect in the construction or interpretation of this Agreement.
h.Notices. All notices, requests, demands, claims and other communications under this Agreement shall be in writing and shall be deemed duly given (i) when delivered personally by hand to the recipient, (ii) upon confirmation of receipt when sent by facsimile (with written confirmation of transmission), (iii) if the sender does not receive a message indicating that the intended recipient has not received such email, when sent by email (in the text of the email or as a pdf), or (iv) upon confirmation of delivery when sent by express courier (or the following Business Day if not delivered on a Business Day), in each case at the following addresses, email addresses and facsimile numbers (or to such other address, email address or facsimile number as a party may have specified by notice given to the other party pursuant to this provision):

If to Seller, to:	1525 Raleigh Street, #500 Denver, Colorado 80204 Attention: Charlie Thomas Email: charlie@perfxwireline.com
With a copy (which shall not constitute notice) to:	Hallett & Perrin 1445 Ross Ave., Suite 2400 Dallas, TX 75202 Attention: Bruce Hallett Email: bhallett@hallettperrin.com
If to Purchaser and/or Parent, to:	Ranger Energy Services, Inc. 10350 Richmond Avenue, Suite 550 Houston, TX 77042 Attention: Brandon Blossman Email: brandon.blossman@rangerenergy.com
With a copy (which shall not constitute notice) to:	Winston & Strawn, LLP 2121 N. Pearl St., Suite 900 Dallas, TX 75201 Attention: Matt Stockstill Email: mstockstill@winston.com
i.Severability. If any provision of this Agreement is invalid, illegal, or unenforceable in any jurisdiction, such invalidity, illegality, or unenforceability shall not affect any other term or provision hereof or invalidate or make illegal or unenforceable any such term in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal, or unenforceable, except as provided in this Agreement, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.
j.Binding Effect; Assignment; Third-Party Beneficiaries. This Agreement shall be binding upon and shall inure to the benefit of the Parties and their respective successors and permitted assigns; provided, however, that no party may assign its rights and/or obligations hereunder without the prior written consent of Seller and Purchaser, as applicable. Notwithstanding the foregoing, Purchaser may assign its rights and obligations pursuant to this Agreement, in whole or in part, in connection with any disposition or transfer of substantially all of Purchaser’s business in any form of transaction without the consent of any of the other Parties. In addition, Purchaser may assign any or all of its rights pursuant to this Agreement to any lender to Purchaser or any of its Affiliates as collateral security without the consent of any of the other Parties or to any Affiliate. Finally, Purchaser may assign its rights to purchase certain of the Purchased Assets to its wholly-owned subsidiaries. Except as provided in Article VI with respect to Persons entitled to indemnification thereunder, nothing in this Agreement shall create or be deemed to create any third party beneficiary rights in any Person.
k.Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument. Delivery of an executed counterpart of a signature page to this Agreement by facsimile, portable document format, or other electronic means shall be effective as delivery of a manually executed counterpart to this Agreement.
l.Remedies Cumulative. Except as otherwise provided in this Agreement, no remedy in this Agreement conferred upon a Party hereto is intended to be exclusive of any other remedy. No single or partial exercise by a Party hereto of any right, power, or remedy hereunder shall preclude any other or further exercise thereof.
m.Exhibits and Schedules. The exhibits and schedules referred to in this Agreement are attached hereto and incorporated in this Agreement by this reference. The disclosure schedule delivered in connection with the execution of this Agreement (the “Disclosure Schedule”) shall be arranged to correspond to the specific sections and subsections of this Agreement. The disclosures in each section of the Disclosure Schedule relate only to the representations and warranties in the corresponding section of this Agreement and not to any other representation or warranty in this Agreement unless and to the extent that such disclosure identifies an exception to another section of this Agreement with reasonable particularity so that such exception to such other representation or warranty is readily apparent on its face. Nothing in the Disclosure Schedule will be deemed adequate to disclose an exception to a representation or warranty made in this Agreement, unless the Disclosure Schedule identifies the exception with particularity and describes the relevant facts in detail. The mere listing (or inclusion of a copy) of a document or other item in the Disclosure Schedule will not be deemed adequate to disclose an exception to a representation or warranty made in this Agreement. The Parties intend that each representation, warranty, and covenant contained in this Agreement will have independent significance. If any Party has Breached any representation, warranty, or covenant contained in this Agreement in any respect, the fact that there exists another representation, warranty, or covenant relating to the same subject matter (regardless of the relative levels of specificity) which the Party has not Breached will not detract from or mitigate the fact that the Party is in Breach of the first representation, warranty, or covenant.
n.Interpretation. When a reference is made in this Agreement to an article, section, paragraph, clause, schedule, or exhibit, such reference shall be deemed to be to this Agreement unless otherwise indicated. Whenever the words “include,” “includes,” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” As used in this Agreement, words in the singular will be held to include the plural and vice versa (unless the context otherwise requires), words of one gender shall be held to include the other gender (or the neuter) as the context requires, and the terms “hereof,” “herein,” “herewith” and words of similar import will, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement. References to any agreement, instrument, or document shall mean such agreement, document or instrument as amended, modified, or supplemented as permitted thereunder from time to time. A reference to a party shall include its predecessors, successors, and permitted assigns. The phrases “delivered” or “made available” shall mean that the information referred to has been physically or electronically delivered to the relevant parties, including information posted to the electronic data site hosted by box.com and established by Seller for the purpose of providing due diligence materials and information to Purchaser and its agents, employees, and advisors; provided all of such electronically delivered information shall not be deemed to be “made available” or “delivered”.
o.Construction. The Parties agree and acknowledge that they have jointly participated in the negotiation and drafting of this Agreement. In the event of an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumptions or burdens of proof shall arise favoring any Party by virtue of the authorship of any of the provisions of this Agreement. Any reference to any federal, state, local, or foreign statute or Law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise, all as amended or agreed from time to time.
p.Specific Performance. The Parties agree that irreparable damage would occur if any provision of this Agreement were not performed by any of the Parties in accordance with the specific terms hereof or were otherwise Breached by Seller. It is accordingly agreed that each Party shall be entitled, to an injunction or other equitable relief to prevent Breaches of this Agreement or to enforce specifically the performance of the terms. Each Party agrees that it will not oppose the granting of an injunction, specific performance, and other equitable relief when expressly available pursuant to the terms of this Agreement on any basis, including that another Party has an adequate remedy at law or an award of specific performance is not an appropriate remedy for any reason at law or equity.
q.Waiver of Jury Trial. EACH OF THE PARTIES HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT, ANY OTHER TRANSACTION DOCUMENT, OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.
r.Time of Essence. Except as otherwise expressly set forth in this Agreement, with regard to all dates and time periods set forth or referred to in this Agreement, time is of the essence.
* * * * *

IN WITNESS WHEREOF, this Asset Purchase Agreement has been executed by or on behalf of each of the Parties as of the day first written above.

PURCHASER

BRAVO WIRELINE, LLC

By:
Name:	Brandon Blossman
Title:	Chief Financial Officer

PARENT

RANGER ENERGY SERVICES, INC.

By:
Name:	Brandon Blossman
Title:	Chief Financial Officer
[Signature Page to Asset Purchase Agreement]

SELLER:

PERFX WIRELINE SERVICES, LLC

By:
Name:
Title:

OWNERS

[Signature Page to Asset Purchase Agreement]